AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT dated as of January 29, 2014 (this “Agreement”), is executed by and among BG STAFFING, INC., a Delaware corporation, f/k/a LTN Staffing, LLC, a Delaware limited liability company (“BG Staffing, Inc.”), BG STAFFING, LLC, a Delaware limited liability company (“BG Staffing, LLC”), BG PERSONNEL SERVICES, LP, a Texas limited partnership (“BG Personnel Services”), BG PERSONNEL, LP, a Texas limited partnership (“BG Personnel”), and B G STAFF SERVICES INC., a Texas corporation (“B G Staff Services”, and together with BG Staffing, Inc., BG Staffing, LLC, BG Personnel Services and BG Personnel, collectively, “Borrowers” and each a “Borrower”), and FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation (“Lender”).

RECITALS:

WHEREAS, Borrowers and Lender previously entered into that certain Loan and Security Agreement dated as of May 24, 2010, as heretofore amended from time to time (as heretofore amended, restated, modified or supplemented, the “Existing Loan Agreement”), pursuant to which Existing Loan Agreement, Lender has made (i) a revolving loan to Borrowers evidenced by that certain Sixth Amended and Restated Revolving Note dated as of May 28, 2013 in the maximum principal amount of $20,000,000.00, executed jointly and severally by Borrowers and made payable to the order of Lender, as heretofore amended from time to time (as heretofore amended, restated, modified or supplemented, the “Existing Revolving Note”), and (ii) a term loan to Borrowers evidenced by that certain Fourth Amended and Restated Term Note dated as of December 3, 2012 in the original principal amount of $7,135,000.00, executed jointly and severally by Borrowers and made payable to the order of Lender, as heretofore amended from time to time (as heretofore amended, restated, modified or supplemented, the “Existing Term Note”); and

WHEREAS, pursuant to Borrowers’ request, Borrowers and Lender now desire to amend and restate the Existing Loan Agreement, by entering into this Agreement to set forth the terms and conditions governing the Loans (as hereinafter defined).

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, Borrowers agree to borrow from Lender, and Lender agrees to lend to Borrowers, subject to and upon the following terms and conditions:

AGREEMENTS:

Section 1.         DEFINITIONS.

1.1           Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Adjusted EBITDA” shall mean consolidated EBITDA plus the Management Fee and Director Fee Addback.

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person, and (c) with respect to Lender, any entity administered or managed by Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.

“API” shall mean American Partners, Inc., a Rhode Island corporation.

“API Assignment of Undertakings” shall mean that certain Assignment of Undertakings Under Purchase Agreement dated as of December 3, 2012 made by BG Staffing, LLC in favor of Lender, and consented to by API and API Selling Persons, in form and substance acceptable to Lender, as it may be amended, restated, modified or supplemented and in effect from time to time.

“API Purchase Agreement” shall mean that certain Asset Purchase Agreement dated as of December 3, 2012 by and among BG Staffing, LLC, API and API Selling Persons.

“API Purchase Transaction” shall mean the purchase by BG Staffing, LLC of certain of the assets of and the assumption by BG Staffing, LLC of certain liabilities of API, pursuant to the terms of the API Purchase Agreement.

“API Purchase Transaction Documents” shall mean, collectively, the API Purchase Agreement, each bill of sale, each assignment agreement, each assumption agreement, each escrow agreement, each transition services agreement, and all other agreements, instruments and documents entered into or delivered in connection with the API Purchase Transaction, as each may be amended, restated, modified or supplemented and in effect from time to time.

“API Selling Persons” shall mean, collectively, Thomas Leonard, Justin Franks and Ronald Wnek.

“Applicable Margin” shall mean the rate per annum added to the LIBOR Rate to determine the Revolving Interest Rate and the Term Loan A Interest Rate as determined by the Total Funded Indebtedness to Adjusted EBITDA Ratio of Borrowers for the prior fiscal quarter, effective as of any Interest Rate Change Date, as set forth below:

Total Funded Indebtedness to Adjusted EBITDA Ratio	Applicable Margin for Revolving Loans	Applicable Margin for Term Loan A
> 3.00 to 1.00	3.25%	4.00%
≤ 3.00 to 1.00 but > 2.00 to 1.00	2.75%	3.50%
≤ 2.00 to 1.00	2.25%	3.00%

“Asset Disposition” shall mean the sale, lease, assignment or other transfer for value (each a “Disposition”) by a Borrower or any Subsidiary to any Person (other than such Borrower or any Subsidiary) of any asset or right of such Borrower or any Subsidiary (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to such Borrower or such Subsidiary) condemnation, confiscation, requisition, seizure or taking thereof), other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within thirty (30) days with another asset performing the same or a similar function, and (b) the sale or lease of inventory in the ordinary course of business.

“Bank Product Agreements” shall mean those certain agreements entered into from time to time by any Borrower or any Subsidiary with Lender or any Affiliate of Lender concerning Bank Products.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Borrower or any Subsidiary to Lender or any Affiliate of Lender pursuant to or evidenced by Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” shall mean any service or facility extended to a Borrower or any Subsidiary by Lender or any Affiliate of Lender, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Rate Management Agreements.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“BG Assignment of Undertakings” shall mean that certain Assignment of Undertakings Under Purchase Agreement dated as of May 24, 2010 made by BG Staffing, Inc. and BG Staffing, LLC in favor of Lender, and consented to by Sellers’ Agent (as defined therein), in form and substance acceptable to Lender, as it may be amended, restated, modified or supplemented and in effect from time to time.

“BG Collateral Assignment” shall mean that certain Collateral Assignment of Escrow Agreement dated as of May 24, 2010 made by BG Staffing, Inc. and BG Staffing, LLC in favor of Lender, and consented to by Sellers’ Agent (as defined therein), in form and substance acceptable to Lender, as it may be amended, restated, modified or supplemented and in effect from time to time.

“BG Purchase Agreement” shall mean that certain Purchase Agreement dated as of May 24, 2010 by and among BG Sellers, the Sellers’ Agent (as defined therein), and BG Personnel Services, BG Personnel and B G Staff Services.

“BG Purchase Transaction” shall mean the purchase by BG Staffing, Inc. and BG Staffing, LLC of the Equity Interests (as defined therein) of each of BG Personnel Services, BG Personnel and B G Staff Services, pursuant to the terms of the BG Purchase Agreement.

“BG Purchase Transaction Documents” shall mean the BG Purchase Agreement, each bill of sale, each assignment agreement, each assumption agreement, each escrow agreement, each transition services agreement, and all other agreements, instruments and documents entered into or delivered in connection with the BG Purchase Transaction, as each may be amended, restated, modified or supplemented and in effect from time to time.

“BG Sellers” shall mean, collectively, (i) BG Personnel Services Management, a Texas limited liability company, Richard W. Penn and Janis S. Penn, with respect to BG Personnel Services, (ii) BG Management LLC, a Texas limited liability company, and BG Holdings, a Texas general partnership, with respect to BG Personnel, and (iii) Richard W. Penn and Janis S. Penn, with respect to B G Staff Services.

“Borrowing Base Amount” shall mean:

(a)         an amount equal to eighty percent (80%) of the net amount (after deduction of such reserves and allowances as Lender deems proper and necessary, including an accrual for sales rebates) of all Eligible Accounts, plus

(b)         an amount equal to the lesser of (i) eighty percent (80) of the net amount (after deduction of such reserves and allowances as Lender deems proper and necessary) of all Eligible Unbilled Accounts, and (ii) Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00).

“Borrowing Base Certificate” shall mean a certificate to be signed by Borrowers certifying to the accuracy of the Borrowing Base Amount in form and substance acceptable to Lender.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

“Capital Contribution Agreement” shall mean that certain Amended and Restated Capital Contribution Agreement dated as of even date herewith by and among Borrower, Taglich and Lender, in form and substance acceptable to Lender, as it may be amended, restated, modified or supplemented and in effect from time to time.

“Capital Expenditures” shall mean all expenditures (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrowers, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of such Person prepared in accordance with GAAP.

“Capital Securities” shall mean, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” shall mean, as to any Person, all rental obligations of such Person, as lessee under a Capital Lease which are or will be required to be capitalized on the books of such Person.

“Cash Equivalent Investment” shall mean, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with Lender, or other commercial banking institution of the nature referred to in clause (c), which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above, and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of Lender, or other commercial banking institution, thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Lender.

“Cash Interest Expense” shall mean, for any period, the aggregate amount of interest actually paid by Borrowers during such period in respect to Total Funded Indebtedness (including, without limitation, the interest portion, determined in accordance with GAAP, of all lease payments accrued during such period in respect of all leases which should have been or must be, in accordance with GAAP, recorded as capital leases).

“Change in Control” shall mean the occurrence of any of the following events: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder) of Capital Securities representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Capital Securities of BG Staffing, Inc.; (b) BG Staffing, Inc. shall cease to own and control, directly or indirectly, all of the outstanding Capital Securities of any of BG Staffing, LLC, BG Personnel Services, BG Personnel or B G Staff Services; or (c) a majority of the Board of Directors of BG Staffing, Inc. shall fail to consist of Continuing Directors. For the purpose hereof, the terms “control” or “controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of a Borrower by contract or voting of securities or ownership interests.

“Clarkston” shall mean Clarkston-Potomac Group, Inc., a Delaware corporation.

“Closing Date” shall mean such date on which all of the conditions set forth in Section 3 hereof have been satisfied or waived by Lender.

“Collateral” shall have the meaning set forth in Section 6.1 hereof.

“Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to Lender pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by a Borrower or any Subsidiary, acknowledges the Liens of Lender and waives any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits Lender reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compounding Deferred Fee” shall have the meaning set forth in Section 2.10(e) and Exhibit A hereof.

“Contingent Liability” and “Contingent Liabilities” shall mean, respectively, each obligation and liability of a Borrower and all such obligations and liabilities of such Borrower incurred pursuant to any agreement, undertaking or arrangement by which such Borrower: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of BG Staffing, Inc. who (i) was a member of such Board of Directors on the date of this Agreement, or (ii) was nominated for election or elected to such Board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Debt” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person; (b) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred purchase price of property or services; (d) all obligations, contingent or otherwise, with respect to bankers’ acceptances and similar obligations issued for the account of such Person, and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (e) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such Lien at the time of determination); (f) the aggregate amount of all Capitalized Lease Obligations of such Person; (g) all Contingent Liabilities of such Person, whether or not reflected on its balance sheet; (h) all Rate Management Obligations of such Person; (i) all Debt of any partnership of which such Person is a general partner; and (j) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or the bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment). Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“Debt Service” shall mean, for any period, the sum of (i) Cash Interest Expense for such period and the principal portion of Borrowers’ Total Funded Indebtedness payable during such period (excluding payments required to be made pursuant to Sections 2.2(d) and 2.3(d) hereof), determined in accordance with GAAP, plus the aggregate amount of Earn Out Payments paid in cash (or through any accounts receivable offset) by any Borrower for such period, plus the aggregate amount of Deferred Debt Payments paid in cash by any Borrower for such period, plus the aggregate amount of Compounding Deferred Fees paid in cash by any Borrower for such period.

“Debt Service Coverage Ratio” shall mean the ratio of (a) consolidated EBITDA plus (i) all Earn Out Payments made by any Borrower for such period to the extent treated as an expense, plus (ii) all management fees due to Taglich Brothers, Inc. and its affiliates which Borrowers have accrued but not paid and all director fees due by BG Staffing, Inc. to its directors which Borrowers have accrued but not paid, plus (iii) all other non-cash items, less (iv) all distributions and dividends made to the members, shareholders or partners of Borrowers (other than distributions and/or dividends to other Borrowers), less (v) federal and state income taxes paid by Borrowers for such period, less (vi) capital expenditures (other than capital expenditures financed with the proceeds of purchase money indebtedness or capital leases to the extent permitted under this Agreement), to (b) consolidated Debt Service.

“Default Rate” shall mean a per annum rate of interest equal to the otherwise applicable interest rate plus two percent (2%) (the “Senior Default Rate”), except with respect to Term Loan B only, “Default Rate” shall mean the greater of (i) a per annum rate of interest equal to the Term Loan B Interest Rate plus two percent (2%), and (ii) the Senior Default Rate.

“Deferred Debt Payables” shall mean payments required to be made by Borrowers (or any one of them) on deferred Debt.

“Deferred Debt Payments” shall mean payments made by Borrowers (or any one of them) on deferred Debt.

“Earn Out Payables” shall mean, collectively, (i) those payments required to be made by BG Staffing, Inc. pursuant to Section 1.6 of the JNA Purchase Agreement, (ii) those payments required to be made by BG Staffing, LLC pursuant to Section 1.6 of the Extrinsic Purchase Agreement, (iii) those payments required to be made by BG Staffing, LLC pursuant to Section 1.6 of the API Purchase Agreement, and (iv) those payments required to be made by BG Staffing, Inc. pursuant to Section 1.6 of the InStaff Purchase Agreement.

“Earn Out Payments” shall mean, collectively, (i) those payments made by BG Staffing, Inc. pursuant to Section 1.6 of the JNA Purchase Agreement, (ii) those payments made by BG Staffing, LLC pursuant to Section 1.6 of the Extrinsic Purchase Agreement, (iii) those payments made by BG Staffing, LLC pursuant to Section 1.6 of the API Purchase Agreement, and (iv) those payments made by BG Staffing, Inc. pursuant to Section 1.6 of the InStaff Purchase Agreement.

“EBITDA” shall mean for any period, the consolidated net income of Borrowers, determined in accordance with GAAP consistently applied, plus (i) Interest Expense for such period, plus (ii) federal and state income taxes of Borrowers for such period, plus (iii) all depreciation and amortization of capitalized costs for such period, plus (iv) actual closing costs in an amount not to exceed $400,000 incurred by Borrowers in connection with closing the API Purchase Transaction, provided that such closing costs are verified by Lender and consented to by Lender in its sole discretion, plus (v) actual closing costs in an amount not to exceed $400,000 incurred by Borrowers in connection with closing the InStaff Purchase Transaction, provided that such closing costs are verified by Lender and consented to by Lender in its sole discretion, plus (vi) actual closing costs in an amount not to exceed $250,000 incurred by Borrowers in connection with the conversion of BG Staffing, Inc. from a limited liability company to a corporation and related transactions, provided that such closing costs are verified by Lender and consented to by Lender in its sole discretion. Notwithstanding the foregoing, however, for purposes of testing the Debt Service Coverage Ratio financial covenant pursuant to Section 10.1 of this Agreement, the Total Funded Indebtedness to Adjusted EBITDA Ratio financial covenant pursuant to Section 10.2 of this Agreement and the Adjusted EBITDA financial covenant pursuant to Section 10.3 of this Agreement, the following shall be permitted to be added back to EBITDA for the relevant calculation periods: (A) pre-transaction InStaff EBITDA in the amount of $60,413 for the month of January 2013, $117,224 for the month of February 2013, $336,562 for the month of March 2013, $206,803 for the month of April 2013, and $204,664 for the month of May 2013, and (B) the non-cash portion of loss on extinguishment of Debt not to exceed $960,000 for the month of December 2013.

“Eligible Account” and “Eligible Accounts” shall mean each Account and all such Accounts (exclusive of sales, excise or other similar taxes) owing to a Borrower which meets each of the following requirements:

(a)          it is genuine in all respects and has arisen in the ordinary course of such Borrower’s business from (i) the performance of services by such Borrower, which services have been fully performed, acknowledged and accepted by the Account Debtor or (ii) the sale or lease of Goods by such Borrower, including C.O.D. sales, which Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to and accepted by the Account Debtor, and such Borrower has possession of, or has delivered to Lender at Lender’s request, shipping and delivery receipts evidencing such delivery;

(b)          it is subject to a perfected, first priority Lien in favor of Lender and is not subject to any other assignment, claim or Lien;

(c)          it is the valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and is not subject to the fulfillment of any condition whatsoever or any counterclaim, credit (except as provided in subsection (h) of this definition), trade or volume discount, allowance (other than trade allowances granted in the ordinary course of business), discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part and the Account Debtor has not refused to accept and/or has not returned or offered to return any of the Goods or services which are the subject of such Account;

(d)          the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States, unless the sale of goods or services giving rise to such Account is on letter of credit, banker’s acceptance or other credit support terms reasonably satisfactory to Lender;

(e)          it is not an Account arising from a “sale on approval”, “sale or return”, “consignment”, “guaranteed sale” or “bill and hold”, or are subject to any other repurchase or return agreement;

(f)           it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by such Borrower (or by any agent or custodian of such Borrower) for the account of, or subject to, further and/or future direction from the Account Debtor with respect thereto;

(g)          it has not arisen out of contracts with the United States or any department, agency or instrumentality thereof, unless such Borrower has assigned its right to payment of such Account to Lender pursuant to the Assignment of Claims Act of 1940, and evidence (satisfactory to Lender) of such assignment has been delivered to Lender, or any state, county, city or other governmental body, or any department, agency or instrumentality thereof;

(h)          if such Borrower maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts due from such Account Debtor, including such Account, does not exceed such credit limit;

(i)           if the Account is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to Lender or, in the case of electronic chattel paper, shall be in the control of Lender, in each case in a manner satisfactory to Lender;

(j)           such Account is evidenced by an invoice delivered to the related Account Debtor and is due and payable within ninety (90) days past the original invoice date thereof and is not more than ninety (90) days past the original invoice date thereof, in each case according to the original terms of sale;

(k)          it is not an Account with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or such Borrower is exempt from filing such report and has provided Lender with satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by such Borrower for a nominal fee;

(l)           the Account Debtor with respect thereto is not such Borrower or an Affiliate of such Borrower;

(m)         such Account does not arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment thereof by such Borrower to Lender and is not unassignable to Lender for any other reason;

(n)          there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto, nor has the Account Debtor suspended business, made a general assignment for the benefit of creditors or failed to pay its debts generally as they come due, and/or no condition or event has occurred having a Material Adverse Effect on the Account Debtor which would require the Accounts of such Account Debtor to be deemed uncollectible in accordance with GAAP;

(o)          it is not owed by an Account Debtor with respect to which twenty five percent (25%) or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor is classified as ineligible under clause (j) of this definition;

(p)          if the aggregate amount of all Accounts owed by the Account Debtor thereon exceeds twenty percent (20%) of the aggregate amount of all Eligible Accounts at such time, then all Accounts owed by such Account Debtor in excess of such amount shall be deemed ineligible;

(q)          it is not an Account with a credit balance that is ninety (90) days past the invoice date;

(r)          it is not an Account as to which Lender at any time or times hereafter, reasonable determines that the prospect of payment or performance by the Account Debtor is or will be materially impaired; and

(s)          it does not violate the negative covenants and does satisfy the affirmative covenants of such Borrower contained in this Agreement.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if Lender at any time hereafter determine in its discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to such Borrower.

“Eligible Unbilled Account” and “Eligible Unbilled Accounts” shall mean each Account and all such Accounts (exclusive of sales, excise or other similar taxes) for services rendered for which Borrowers have not sent an invoice to an Account Debtor and which would otherwise be considered an Eligible Account upon the issuance of an invoice; provided, however, such Account shall not be an Eligible Unbilled Account upon the earlier of (i) immediately upon the issuance of an invoice, or (ii) on the 20th day of the month following the month in which the services are rendered. Lender may modify the definition of Eligible Unbilled Account in its sole discretion upon written notice thereof to Borrowers.

“Employee Plan” includes any pension, stock bonus, employee stock ownership plan, retirement, profit sharing, deferred compensation, stock option, bonus or other incentive plan, whether qualified or nonqualified, or any disability, medical, dental or other health plan, life insurance or other death benefit plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including those pension, profit-sharing and retirement plans of a Borrower described from time to time in the financial statements of Borrowers and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by a Borrower or to which any Borrower is a party or may have any liability or by which a Borrower is bound.

“Environmental Laws” shall mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events or conditions which are set forth in Section 11 hereof.

“Excess Availability” shall mean as of any date of determination by Lender, the lesser of (i) the Revolving Loan Commitment less the sum of the outstanding Revolving Loans, and (ii) the Revolving Loan Availability less the sum of the outstanding Revolving Loans, in each case as of the close of business on such date.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” shall mean, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Extraordinary Receipts” means any cash received by a Borrower not in the ordinary course of business. Without limiting the generality of the foregoing, Extraordinary Receipts shall include each of the following: (a) judgments, proceeds of settlement or other cash consideration of any kind in connection with any cause of action; (b) indemnity payments; (c) foreign, United States, state or local tax refunds; (d) pension plan reversions; (e) proceeds of insurance (including without limitation business interruption insurance and any casualty insurance) and condemnation proceeds, and (f) dividends and distributions to a Borrower from a Person other than another Borrower.

“Extrinsic Purchase Agreement” shall mean that certain Asset Purchase Agreement dated as of November 21, 2011 by and among BG Staffing, LLC, Extrinsic, LLC, a Delaware limited liability company, Clarkston and Miller.

“Extrinsic Purchase Transaction” shall mean the purchase by BG Staffing, LLC of certain of the assets of and the assumption by BG Staffing, LLC of certain liabilities of Extrinsic, LLC, a Delaware limited liability company, pursuant to the terms of the Extrinsic Purchase Agreement.

“Extrinsic Purchase Transaction Documents” shall mean, collectively, the Extrinsic Purchase Agreement, each bill of sale, each assignment agreement, each assumption agreement, each escrow agreement, each transition services agreement, and all other agreements, instruments and documents entered into or delivered in connection with the Extrinsic Purchase Transaction, as each may be amended, restated, modified or supplemented and in effect from time to time.

“GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Indemnified Party” and “Indemnified Parties” shall mean, respectively, each of Lender and any parent corporation, Affiliate or Subsidiary of Lender, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

“InStaff Assignment of Undertakings” shall mean that certain Assignment of Undertakings Under Purchase Agreement dated as of May 28, 2013 made by BG Staffing, Inc. in favor of Lender, and consented to by InStaff Sellers and InStaff Selling Persons, in form and substance acceptable to Lender, as it may be amended, restated, modified or supplemented and in effect from time to time.

“InStaff Collateral Assignment” shall mean that certain Collateral Assignment of Escrow Agreement dated as of May 28, 2013 made by BG Staffing, Inc. in favor of Lender, and consented to by InStaff Sellers and InStaff Selling Persons, in form and substance acceptable to Lender, as it may be amended, restated, modified or supplemented and in effect from time to time.

“InStaff Purchase Agreement” shall mean that certain Asset Purchase Agreement dated as of May 28, 2013 by and among BG Staffing, Inc., InStaff Sellers and InStaff Selling Persons.

“InStaff Purchase Transaction” shall mean the purchase by BG Staffing, Inc. of certain of the assets of and the assumption by BG Staffing, Inc. of certain liabilities of InStaff Sellers, pursuant to the terms of the InStaff Purchase Agreement.

“InStaff Purchase Transaction Documents” shall mean the InStaff Purchase Agreement, each bill of sale, each assignment agreement, each assumption agreement, each escrow agreement, each transition services agreement, and all other agreements, instruments and documents entered into or delivered in connection with the InStaff Purchase Transaction, as each may be amended, restated, modified or supplemented and in effect from time to time.

“InStaff Sellers” shall mean, collectively, InStaff Holding Corporation, a Texas corporation, and InStaff Personnel, LLC, a Texas limited liability company.

“InStaff Selling Persons” shall mean, collectively, North Texas Opportunity Fund, L.P., a Texas limited partnership, Randy Burkhart, Beth Garvey, Arthur W. Hollingsworth and John Lewis.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Expense” shall mean, for any period, the aggregate amount of interest expense of Borrowers during such period, determined in accordance with GAAP.

“Interest Period” shall mean, with respect to each advance, a period of 30 days which period shall commence on a Business Day selected by Borrowers subject to the terms of this Agreement. If an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that, if the next succeeding Business Day falls in a new month, such Interest Period shall end on the immediately preceding Business Day.

“Interest Rate Change Date” shall mean the date two (2) Business Days after the delivery to Lender of the quarterly or year-end financial statements of Borrowers, which initial change date shall occur after the delivery to Lender of the financial statements of Borrowers for the fiscal year ending in December 2013.

“Investment” shall mean, with respect to any Person, any investment in another Person, whether by acquisition of any debt or equity security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business).

“JNA Assignment of Undertakings” shall mean that certain Assignment of Undertakings Under Purchase Agreement dated as of December 13, 2010 made by BG Staffing, Inc. in favor of Lender, in form and substance acceptable to Lender, as it may be amended, restated, modified or supplemented and in effect from time to time.

“JNA Purchase Agreement” shall mean that certain Asset Purchase Agreement dated as of December 31, 2010 by and among BG Staffing, Inc., JNA Seller and the JNA Selling Individuals.

“JNA Purchase Transaction” shall mean the purchase by BG Staffing, Inc. of certain of the assets of and the assumption by BG Staffing, Inc. of certain liabilities of JNA Staffing, Inc., a Wisconsin corporation, pursuant to the terms of that certain Asset Purchase Agreement dated as of December 13, 2010 by and between BG Staffing, Inc. and JNA Staffing.

“JNA Purchase Transaction Documents” shall mean each bill of sale, each assignment agreement, each assumption agreement, each escrow agreement, each transition services agreement, and all other agreements, instruments and documents entered into or delivered in connection with the JNA Purchase Transaction, as each may be amended, restated, modified or supplemented and in effect from time to time.

“JNA Seller” shall mean JNA Staffing, Inc., a Wisconsin corporation.

“JNA Selling Individuals” shall mean, collectively, Ariel Namowicz, Luann Namowicz, Noah Namowicz, Robert Namowicz, Manuel Perez and Jacob Szymanski.

“Legg Mason/Brookside Pecks” shall mean, collectively, the following Persons: Legg Mason SBIC Mezzanine Fund, L.P., a Delaware limited partnership, Brookside Pecks Capital Partners, L.P., a Delaware limited partnership, and Brookside Mezzanine Fund II, L.P., a Delaware limited partnership, and their respective successors and assigns.

“Liabilities” shall mean at all times all liabilities of Borrowers that would be shown as such on a balance sheet of Borrowers prepared in accordance with GAAP.

“LIBOR Rate” shall mean the rate (rounded upwards, if necessary, to the next 1/8 of 1% and adjusted for reserves if Lender is required to maintain reserves with respect to relevant advances) fixed by the British Bankers’ Association at 11:00 a.m., London time, relating to quotations for the 30 days London InterBank Offered Rates on U.S. Dollar deposits as published on Bloomberg LP, or if no longer provided by Bloomberg LP, such rate as shall be determined in good faith by Lender from such sources as it shall determine to be comparable to Bloomberg LP (or any successor) as determined by Lender at approximately 10:00 a.m. Cincinnati, Ohio time on the effective date of the Interest Period. Each determination by Lender of the LIBOR Rate shall be conclusive in the absence of manifest error. The rate of interest applicable to a particular advance shall remain at the rate elected for the remainder of the subject Interest Period.

“Lien” shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loans” shall mean, collectively, all Revolving Loans, Term Loan A and Term Loan B made by Lender to Borrowers under and pursuant to this Agreement.

“Loan Documents” shall mean each of the agreements, documents, instruments and certificates set forth in Section 3.1 hereof, and any and all such other instruments, documents, certificates and agreements from time to time executed and delivered by Borrowers or any of Borrowers’ Subsidiaries for the benefit of Lender pursuant to any of the foregoing, and all amendments, restatements, supplements and other modifications thereto, including, without limitation, any and all Rate Management Agreements.

“Management Fee and Director Fee Addback” shall mean, collectively, all management fees due by Borrowers to Taglich Brothers, Inc. and its affiliates (“Management Fees”), whether paid or accrued, and all director fees due by BG Staffing, Inc. to its directors (“Director Fees”), whether paid or accrued, in a combined amount not to exceed $175,000 in the aggregate in any period of four consecutive fiscal quarters.

“Material Adverse Effect” shall mean (a) either individually or in the aggregate, a material adverse change in, or a material adverse effect upon, the assets, business, properties, prospects, condition (financial or otherwise) or results of operations of Borrowers taken as a whole, (b) a material impairment of the ability of Borrowers to perform any of the Obligations under any of the Loan Documents, or (c) a material adverse effect on (i) any substantial portion of the Collateral, (ii) the legality, validity, binding effect or enforceability against a Borrower of any of the Loan Documents, (iii) the perfection or priority of any Lien granted to Lender under any Loan Document, or (iv) the rights or remedies of Lender under any Loan Document.

“Miller” means Michael Lewis Miller.

“Net Cash Proceeds” means the aggregate cash payments, proceeds or other cash amounts received, with respect to any of the matters described in Sections 2.2(d) and 2.3(d) hereof, net of (a) any applicable tax paid (or reasonably estimated to be payable) by Borrowers thereon, and (b) any reasonable out-of-pocket expense incurred by Borrowers, including accounting, consulting and attorneys’ fees and other customary commissions, premiums and underwriting discounts, to obtain such payment, proceed or other amount paid to any Person other than an Affiliate of a Borrower.

“Non-Excluded Taxes” shall have the meaning set forth in Section 2.8(a) hereof.

“Note” and “Notes” shall mean, respectively, each of and collectively, the Revolving Note and the Term Note.

“Obligations” shall mean the Loans, whether or not evidenced by any Note, all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due Lender hereunder, any expenses incurred by Lender hereunder and any and all other liabilities and obligations of Borrowers to Lender under this Agreement and any other Loan Document, including any reimbursement obligations of Borrowers in respect of surety bonds, any and all Rate Management Obligations of Borrower which are owed to Lender or any Affiliate of Lender, and all Bank Product Obligations of Borrower, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all renewals or extensions thereof. Notwithstanding anything to the contrary contained herein, the term “Obligations” shall not include any Excluded Swap Obligations.

“Obligor” shall mean any of the Borrowers, any accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

“Organizational Identification Number” means, with respect to each Borrower, the organizational identification number assigned to such Borrower by the applicable governmental unit or agency of the jurisdiction of organization of such Borrower.

“Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Permitted Liens” shall mean (a) Liens for Taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which a Borrower maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law, and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of a Borrower or materially impair the use thereof in the operation of such Borrower’s business and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no Lien has been filed; (c) Liens described on Schedule 9.2 as of the Closing Date; (d) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of such Borrower; (e) Liens arising in connection with Capitalized Lease Obligations (and attaching only to the property being leased); (f) Liens that constitute purchase money security interests on any property securing Debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within twenty (20) days of the acquisition thereof and attaches solely to the property so acquired; and (g) Liens granted to Lender hereunder and under the Loan Documents.

“Person” shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement” and “Pledge Agreements” shall mean, respectively, each of and collectively, the following: (i) that certain Amended and Restated Membership Interests Security Agreement dated as of even date herewith by and between BG Staffing, Inc. and Lender with respect to the membership interests of BG Staffing, LLC, (ii) that certain Amended and Restated Partnership Interests Security Agreement dated as of even date herewith by and between BG Staffing, Inc. and Lender with respect to the limited partnership interests of BG Personnel Services and BG Personnel, (iii) that certain Amended and Restated Partnership Interests Security Agreement dated as of even date herewith by and between BG Staffing, LLC and Lender with respect to the general partnership interests of each of BG Personnel Services and BG Personnel, and (iv) that certain Amended and Restated Securities Pledge Agreement dated as of even date herewith by and between BG Staffing, Inc. and Lender with respect to stock of B G Staff Services, each in form and substance acceptable to Lender in its sole discretion, and as each may be amended, restated, modified or supplemented and in effect from time to time.

“Prime Rate” shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by Lender as its Prime Rate, which is not intended to be Lender’s lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by Lender. Lender shall not be obligated to give notice of any change in the Prime Rate.

“Purchase Transaction Documents” shall mean, collectively, the BG Purchase Transaction Documents, the API Purchase Transaction Documents, the BG Purchase Transaction Documents, the Extrinsic Purchase Transaction Documents, the InStaff Purchase Transaction Documents and the JNA Purchase Transaction Documents.

“Purchase Transactions” shall mean, collectively, the BG Purchase Transaction, the API Purchase Transaction, the BG Purchase Transaction, the Extrinsic Purchase Transaction, the InStaff Purchase Transaction and the JNA Purchase Transaction.

“Put Note” shall have the meaning given such term in the Securities Purchase Agreement.

“Put Payments” shall mean those payments made or required to be made by BG Staffing, Inc. to any of Legg Mason/Brookside Pecks, pursuant to Section 6.16 of the Securities Purchase Agreement upon exercise of the Put Right.

“Put Right” shall mean the right of Legg Mason/Brookside Pecks (or any one or more of them), during the Put Period (as defined in the Securities Purchase Agreement) and upon notice to BG Staffing, to put to BG Staffing, Inc. (i.e. to sell and require BG Staffing, Inc. to purchase), all of the Put Securities (as defined in the Securities Purchase Agreement) held by Legg Mason/Brookside Pecks (or any one or more of them), pursuant to the terms and conditions set forth in Section 6.16 of the Securities Purchase Agreement.

“Regulatory Change” shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending office.

“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Lender or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Rate Management Obligations” means any and all obligations of Borrower to Lender or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“Revolving Interest Rate” shall mean the LIBOR Rate plus the Applicable Margin.

“Revolving Loan” and “Revolving Loans” shall mean, respectively, each direct advance and the aggregate of all such direct advances made by Lender to Borrowers under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

“Revolving Loan Availability” shall mean, at any time, an amount equal to the lesser of (a) the Revolving Loan Commitment, or (b) the Borrowing Base Amount.

“Revolving Loan Commitment” shall mean Twenty Million and No/100 Dollars ($20,000,000.00).

“Revolving Loan Maturity Date” shall mean January 29, 2018, unless extended by Lender pursuant to any modification, extension or renewal note executed by Borrowers and accepted by Lender in its sole and absolute discretion in substitution for the Revolving Note.

“Revolving Note” shall mean that certain Seventh Amended and Restated Revolving Note dated as of even date herewith duly executed by Borrowers, jointly and severally, and made payable to the order of Lender in the maximum principal amount of the Revolving Loan Commitment and maturing on the Revolving Loan Maturity Date, in form and substance acceptable to Lender (which amends and restates the Existing Revolving Note in its entirety), as it may be amended, restated, modified or supplemented and in effect from time to time, together with any and all renewal, extension, modification or replacement notes executed by Borrowers and delivered to Lender and given in substitution therefor.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Purchase Agreement” shall mean that certain Amended and Restated Securities Purchase Agreement dated May 28, 2013 by and among Borrowers and Legg Mason/Brookside Pecks, as amended from time to time, including by that certain Second Amendment to Securities Purchase Agreement dated as of even date herewith, and as it may be further amended, restated, modified or supplemented and in effect from time to time.

“Securities Purchase Agreement Documents” shall mean, collectively, the Securities Purchase Agreement, any Put Note (as defined in the Securities Purchase Agreement), the Subordination Agreement and any and all other agreements, documents and instruments executed or delivered by Borrowers (or any one or more of them) to Legg Mason/Brookside Pecks (or any one or more of them) in connection with any of the foregoing, each as may be amended, restated, modified or supplemented and in effect from time to time.

“Subordinated Debt” shall mean that portion of the Debt of Borrowers which is subordinated to the Obligations in a manner satisfactory to Lender, including right and time of payment of principal and interest.

“Subordination Agreement” shall mean that certain Subordination and Intercreditor Agreement dated as of October 17, 2007 by and among Borrowers, Legg Mason/Brookside Pecks, Borrowers and Lender, as amended from time to time, including by that certain Seventh Amendment to Subordination and Intercreditor Agreement dated as of even date herewith, and as it may be further amended, restated, modified or supplemented and in effect from time to time.

“Subsidiary” and “Subsidiaries” shall mean, respectively, with respect to any Person, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50.00%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of a Borrower.

“Swap Obligation” shall mean any Rate Management Obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, as amended from time to time.

“Taglich” shall mean Taglich Private Equity, LLC, a Delaware limited liability company.

“Taxes” shall mean any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

“Term Loan A” shall mean the direct advance or advances heretofore made by Lender to Borrowers in the form of a term loan under and pursuant to this Agreement, as set forth in Section 2.2 of this Agreement.

“Term Loan A Commitment” shall mean Eleven Million Two Hundred Fifty Thousand and No/100 Dollars ($11,250,000.00).

“Term Loan A Interest Rate” shall mean the LIBOR Rate plus the Applicable Margin.

“Term Loan A Maturity Date” shall mean January 29, 2018, unless extended by Lender pursuant to any modification, extension or renewal note executed by Borrowers and accepted by Lender in its sole and absolute discretion in substitution for Term Note A.

“Term Loan B” shall mean the direct advance or advances heretofore made by Lender (through its Mezzanine Finance Group) to Borrowers in the form of a term loan under and pursuant to this Agreement, as set forth in Section 2.3 of this Agreement.

“Term Loan B Commitment” shall mean Eight Million and No/100 Dollars ($8,000,000.00).

“Term Loan B Interest Rate” shall mean a fixed rate equal to eleven percent (11%) per annum.

“Term Loan B Maturity Date” shall mean January 29, 2018, unless extended by Lender (through its Mezzanine Finance Group) pursuant to any modification, extension or renewal note executed by Borrowers and accepted by Lender (through its Mezzanine Finance Group) in its sole and absolute discretion in substitution for Term Note B.

“Term Loans” shall mean, collectively, Term Loan A and Term Loan B.

“Term Note A” shall mean that certain Fifth Amended and Restated Term Note A dated as of even date herewith duly executed by Borrowers, jointly and severally, and made payable to the order of Lender in the principal amount of the Term Loan A Commitment and maturing on the Term Loan A Maturity Date, in form and substance acceptable to Lender (which amends and restates the Existing Term Note in its entirety), as it may be amended, restated, modified or supplemented and in effect from time to time, together with any and all renewal, extension, modification or replacement notes executed by Borrowers and delivered to Lender and given in substitution therefor.

“Term Note B” shall mean that certain Term Note B dated as of even date herewith duly executed by Borrowers, jointly and severally, and made payable to the order of Lender (through its Mezzanine Finance Group) in the principal amount of the Term Loan B Commitment and maturing on the Term Loan B Maturity Date, in form and substance acceptable to Lender, as it may be amended, restated, modified or supplemented and in effect from time to time, together with any and all renewal, extension, modification or replacement notes executed by Borrowers and delivered to Lender and given in substitution therefor.

“Total Funded Indebtedness” shall mean all Debt of Borrowers (including any Subordinated Debt).

“Total Funded Indebtedness to Adjusted EBITDA Ratio” shall mean the ratio of (a) consolidated Total Funded Indebtedness (including, without limitation, Earn Out Payables and Deferred Debt Payables and including any Put Notes which require cash payments prior to the maturity date thereof, but excluding (i) any contingent liability for unexercised Put Rights, and (ii) any Put Notes under which all interest payments can be paid in kind until the maturity date thereof), to (b) consolidated Adjusted EBITDA.

“Trademark Security Agreements” shall mean, collectively, (i) that certain Trademark Security Agreement dated as of even date herewith made by BG Personnel Services in favor of Lender, (ii) that certain Trademark Security Agreement dated as of even date herewith made by BG Staffing, Inc. in favor of Lender, each in form and substance acceptable to Lender, and as each may be amended, restated, modified or supplemented and in effect from time to time.

“UCC” shall mean the Uniform Commercial Code in effect in the state of Illinois from time to time.

“Unmatured Event of Default” shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Voidable Transfer” shall have the meaning set forth in Section 13.21 hereof.

“Wholly-Owned Subsidiary” shall mean any Subsidiary of which or in which a Borrower owns, directly or indirectly, one hundred percent (100%) of the Capital Securities of such Subsidiary.

1.2           Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of Borrowers on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of Borrowers will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, Borrowers will furnish financial statements in accordance with such changes, but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by Borrowers’ accountants.

1.3           Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

1.4           Other Interpretive Provisions.

(a)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the words “Borrower” and “Borrowers” shall be so construed.

(b)          Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)          The term “including” is not limiting, and means “including, without limitation”.

(d)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e)          Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)          To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

(g)          This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

Section 2.        COMMITMENT OF LENDER.

2.1         Revolving Loans.

(a)          Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of Borrowers set forth herein and in the other Loan Documents, Lender agrees to make such Revolving Loans at such times as Borrowers may from time to time request until, but not including, the Revolving Loan Maturity Date, and in such amounts as Borrowers may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability. Revolving Loans made by Lender may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Revolving Loan Maturity Date unless the Revolving Loans are otherwise accelerated, terminated or extended as provided in this Agreement. The Revolving Loans shall be used by Borrowers to refinance existing Subordinated Debt of Borrowers, to support current and future working capital needs of Borrowers and to pay fees and expenses incurred in connection with closing the transactions under this Agreement. Notwithstanding anything to the contrary contained herein, no Revolving Loans shall be used by Borrowers to repay or prepay Term Loan B.

(b)          Revolving Loan Interest and Payments. Except as otherwise provided in this Section 2.1(b), the principal amount of the Revolving Loans outstanding from time to time shall bear interest at the Revolving Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time shall be due and payable monthly, in arrears, commencing on February 1, 2014 and continuing on the first day of each calendar month thereafter, and on the Revolving Loan Maturity Date. Any amount of principal or interest on the Revolving Loans which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

(c)          Revolving Loan Principal Payments.

(i)          Revolving Loan Mandatory Payments. All Revolving Loans hereunder shall be repaid by Borrowers on the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event the aggregate outstanding principal balance of all Revolving Loans hereunder exceeds the Revolving Loan Availability, Borrowers shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as are satisfactory to Lender as shall be necessary to eliminate such excess.

(ii)         Optional Prepayments. Borrowers may from time to time prepay the Revolving Loans, in whole or in part, without any prepayment penalty whatsoever, provided that any prepayment of the entire principal balance of the Revolving Loans shall include accrued interest on such Revolving Loans to the date of such prepayment.

2.2         Term Loan A.

(a)          Term Loan A Commitment. There is outstanding from Lender to Borrowers a term loan in the current principal amount of $4,558,472.28. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of Borrower set forth herein and in the other Loan Documents, Lender agrees to increase the term loan by the amount of $6,691,527.72 on the Closing Date such that the outstanding principal amount of the term loan (as increased, “Term Loan A”) as of such date is equal to the Term Loan A Commitment. Such increase shall be available to Borrowers in a single principal advance and shall be used by Borrowers to refinance existing Subordinated Debt of Borrowers, to support current and future working capital needs of Borrowers and to pay fees and expenses incurred in connection with closing the transactions under this Agreement. Notwithstanding anything to the contrary contained herein, no portion of Term Loan A shall be used by Borrowers to repay or prepay Term Loan B. Term Loan A shall be deemed to continue to be outstanding under this Agreement and shall be subject to all of the terms and conditions stated in this Agreement. The Term Loan A may be prepaid in whole or in part at any time subject to Sections 2.2(d) and (e), but shall be due in full on the Term Loan A Maturity Date, unless the credit extended under Term Loan A is otherwise accelerated, terminated or extended as provided in this Agreement.

(b)          Term Loan A Interest and Payments. Except as otherwise provided in this Section 2.2(b), the principal amount of Term Loan A outstanding from time to time shall bear interest at the Term Loan A Interest Rate. Accrued and unpaid interest on the principal balance of Term Loan A outstanding from time to time shall be due and payable monthly, in arrears, commencing on February 1, 2014 and continuing on the first day of each calendar month thereafter, and on the Term Loan A Maturity Date. Any amount of principal or interest on Term Loan A which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

(c)          Term Loan A Principal Payments. The outstanding principal balance of Term Loan A shall be repaid as follows: (i) during the period from February 1, 2014 through and including January 1, 2016, equal monthly principal installments each in the amount of One Hundred Eighty-Seven Thousand Five Hundred and No/100 Dollars ($187,500.00), together with an additional amount representing accrued and unpaid interest on the principal amount of Term Loan A outstanding as set forth above, beginning on February 1, 2014 and continuing on the first day of each month thereafter through and including January 1, 2016, and (ii) during the period from February 1, 2016 through and including January 1, 2018, equal monthly principal installments each in the amount of Two Hundred Eighty-One Thousand Two Hundred Fifty and No/100 Dollars ($281,250.00), together with an additional amount representing accrued and unpaid interest on the principal amount of Term Loan A outstanding as set forth above, beginning on February 1, 2016 and continuing on the first day of each month thereafter through and including January 1, 2018, with a final payment of all outstanding principal and accrued interest due on the Term Loan A Maturity Date. Principal amounts repaid on Term Note A may not be borrowed again.

(d)          Term Loan A Mandatory Prepayments. Borrowers shall make a prepayment of the outstanding principal amount of Term Loan A until paid in full upon the occurrence of any of the following events, at the following times and in the following amounts:

(i)          Concurrently with the receipt by any of the Borrowers of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds in excess of $175,000 in the aggregate in any fiscal year.

(ii)         Concurrently with the receipt by any of the Borrowers of any Extraordinary Receipts, an amount equal to 100% of the Net Cash Proceeds from such Extraordinary Receipts in excess of $175,000 in the aggregate in any fiscal year.

All such prepayments shall be applied to the principal balance of Term Loan A and shall not reduce the amounts of future monthly installments.

(e)          Term Loan A Optional Prepayments. Borrowers may voluntarily prepay the principal balance of Term Loan A, in whole or in part, at any time on or after the date hereof provided that Lender shall have determined that both immediately before and immediately after giving effect to any such prepayment, Borrower has Excess Availability of not less than $1,500,000.00, subject to the following conditions:

(A)         Not less than five (5) days prior to the date upon which Borrowers desire to make such prepayment, Borrowers shall deliver to Lender written notice of its intention to prepay Term Loan A, which notice shall be irrevocable (unless the conditions to such prepayment, such as the closing of a refinancing facility, have not occurred) and state the prepayment amount and the prepayment date (the “Term Loan A Prepayment Date”); and

(B)         Borrowers shall pay to Lender all accrued and unpaid interest on Term Loan A through the date of such prepayment on the principal balance being prepaid. Each prepayment of Term Loan A shall be applied to the scheduled installments of Term Loan A in inverse order.

2.3         Term Loan B.

(a)          Term Loan B Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of Borrowers set forth herein and in the other Loan Documents, Lender (through its Mezzanine Finance Group) agrees to make a term loan (“Term Loan B”) equal to the Term Loan B Commitment. Term Loan B shall be available to Borrowers in a single principal advance on such date as the conditions set forth in Section 3 shall have been satisfied. Term Loan B shall be used by Borrowers for capital expenditures and other general corporate, limited liability company and partnership purposes. Term Loan B may be prepaid in whole or in part at any time subject to Sections 2.3(d) and (e), but shall be due in full on the Term Loan B Maturity Date, unless the credit extended under Term Loan B is otherwise accelerated, terminated or extended as provided in this Agreement.

(b)          Term Loan B Interest. Except as otherwise provided in this Section 2.3(b), the principal amount of Term Loan B outstanding from time to time shall bear interest at the Term Loan B Interest Rate. Accrued and unpaid interest on the principal balance of Term Loan B outstanding from time to time shall be due and payable monthly, in arrears, commencing on February 1, 2014 and continuing on the first day of each calendar month thereafter, and on the Term Loan B Maturity Date. Any amount of principal or interest on Term Loan B which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

(c)          Term Loan B Interest and Principal Payments. The outstanding principal balance of Term Loan B and all accrued and unpaid interest on Term Loan B shall be repaid by Borrowers on the Term Loan B Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. Principal amounts repaid on the Term Note B may not be borrowed again.

(d)          Term Loan B Mandatory Prepayments. Only upon the repayment in full of Term Loan A, Borrowers shall make a prepayment of the outstanding principal amount of Term Loan B until Term Loan B is paid in full, and then against the other Obligations in such order as Lender shall determine, upon the occurrence of any of the following events, at the following times and in the following amounts:

(i)          Concurrently with the receipt by any of the Borrowers of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds in excess of $175,000 in the aggregate in any fiscal year.

(ii)         Concurrently with the receipt by any of the Borrowers of any Extraordinary Receipts, an amount equal to 100% of the Net Cash Proceeds from such Extraordinary Receipts in excess of $175,000 in the aggregate in any fiscal year.

All such prepayments shall be applied to the principal balance of Term Loan B.

(e)          Term Loan B Optional Prepayments.

(i)          Borrowers may voluntarily prepay the principal balance of Term Loan B, in whole or in part (but if in part, provided that such prepayments are in an amounts of at least $100,000 or integral multiples of $100,000) at any time on or after the date hereof provided that Lender shall have determined that both immediately before and immediately after giving effect to any such prepayment, Borrower has Excess Availability of not less than $1,500,000.00, and subject to the following conditions:

(A)         Not less than five (5) days prior to the date upon which Borrowers desire to make such prepayment, Borrowers shall deliver to Lender (through its Mezzanine Finance Group) written notice of its intention to prepay Term Loan B, which notice shall be irrevocable (unless the conditions to such prepayment, such as the closing of a refinancing facility, have not occurred) and state the prepayment amount and the prepayment date (the “Term Loan B Prepayment Date”); and

(B)         Borrowers shall pay to Lender (through its Mezzanine Finance Group) all accrued and unpaid interest on Term Loan B through the date of such prepayment on the principal balance being prepaid, and the Compounding Deferred Fee for such prepayment amount as determined by Lender.

2.4         Interest and Fee Computation; Collection of Funds. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by Borrowers hereunder or under any Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment. Notwithstanding anything to the contrary contained herein, the final payment due under any of the Loans must be made by wire transfer or other immediately available funds. All payments made by Borrowers hereunder or under any of the Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under any of the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by Borrowers free and clear of, and without deduction or withholding for, or account of, any taxes now or hereinafter imposed by any taxing authority.

2.5         Additional LIBOR Loan Provisions.

(a)          LIBOR Loan Prepayments. If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, whether voluntary, involuntary, by reason of acceleration or otherwise, each such prepayment of a LIBOR Loan will be accompanied by the amount of accrued interest on the amount prepaid and any and all costs, expenses, penalties and charges incurred by Lender as a result of the early termination or breakage of a LIBOR Loan, plus the amount, if any, by which (i) the additional interest which would have been payable during the Interest Period on the LIBOR Loan prepaid had it not been prepaid, exceeds (ii) the interest which would have been recoverable by Lender by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by Lender, for a period starting on the date on which it was prepaid and ending on the last day of the Interest Period for such LIBOR Loan. The amount of any such loss or expense payable by Borrower to Lender under this section shall be determined in Lender’s sole discretion based upon the assumption that Lender funded its loan commitment for LIBOR Loans in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods which Lender deems appropriate and practical, provided, however, that Lender is not obligated to accept a deposit in the London Interbank Eurodollar market in order to charge interest on a LIBOR Loan at the LIBOR Rate.

(b)          LIBOR Unavailability. If Lender determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) the making or maintenance of any LIBOR Loan would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) United States dollar deposits in the principal amount, and for periods equal to the Interest Period for funding any LIBOR Loan are not available in the London Interbank Eurodollar market in the ordinary course of business, or (iii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the LIBOR Rate to be applicable to the relevant LIBOR Loan, or (iv) the LIBOR Rate plus the applicable margin does not accurately reflect the cost to Lender of a LIBOR Loan, Lender shall promptly notify Borrowers thereof and, so long as the foregoing conditions continue, none of the Loans may be advanced as a LIBOR Loan thereafter. In the event of such LIBOR unavailability, in addition, at Borrowers’ option, each existing LIBOR Loan shall be immediately converted to a Loan bearing interest with reference to the Prime Rate (plus such margin as reasonably determined by Lender so as to result in an interest rate as close to possible as the interest rate in effect immediately prior to the occurrence of such event) on the last Business Day of the then existing Interest Period, and thereafter the interest rate applicable shall be equal to the Prime Rate from time to time plus such margin (except if the Default Rate is applicable as set forth in this Agreement).

(c)          Regulatory Change. If, after the date hereof, a Regulatory Change shall, in the reasonable determination of Lender, make it unlawful for Lender to make or maintain the LIBOR Loans, then Lender shall promptly notify Borrower and none of the Loans may be advanced as a LIBOR Loan thereafter. In addition, at Borrower’s option, each existing LIBOR Loan shall be immediately converted to a loan bearing interest with reference to the Prime Rate or such other rate, plus an applicable margin, in each case as determined by Lender in its sole discretion.

(d)          LIBOR Indemnity. If any Regulatory Change, or compliance by Lender or any Person controlling Lender with any request or directive of any governmental authority, central bank or comparable agency (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Lender; (b) subject Lender or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to Lender of principal or interest due from Borrower to Lender hereunder (other than a change in the taxation of the overall net income of Lender); or (c) impose on Lender any other condition regarding such LIBOR Loan or Lender’s funding thereof, and Lender shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to, or to impose a cost on, Lender or such controlling Person of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by Lender hereunder, Borrower shall pay to Lender or such controlling Person, on demand (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), such additional amounts as Lender shall, from time to time, determine are sufficient to compensate and indemnify Lender for such increased cost or reduced amount.

2.6         Late Charge. If any payment of interest or principal due hereunder is not made within ten (10) days after such payment is due in accordance with the terms hereof (other than as a result of acceleration or the maturity of the Loans), then, in addition to the payment of the amount so due, Borrowers shall pay to Lender a “late charge” of five cents for each whole dollar so overdue to defray part of the cost of collection and handling such late payment. Each Borrower agrees that the damages to be sustained by Lender for the detriment caused by any late payment are extremely difficult and impractical to ascertain, and that the amount of five cents for each one dollar due is a reasonable estimate of such damages, does not constitute interest, and is not a penalty.

2.7         Reserved.

2.8         Taxes.

(a)          All payments made by Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on Lender as a result of a present or former connection between Lender and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (collectively, “Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that Borrowers shall not be required to increase any such amounts payable to Lender with respect to any Non-Excluded Taxes that are attributable to Lender’s failure to comply with the requirements of Section 2.8(c).

(b)          Borrowers shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c)          At the request of Borrowers and at Borrowers’ sole cost, Lender shall take reasonable steps to (i) contest its liability for any Non-Excluded Taxes or Other Taxes that have not been paid, or (ii) seek a refund of any Non-Excluded Taxes or Other Taxes that have been paid.

(d)          Whenever any Non-Excluded Taxes or Other Taxes are payable by Borrowers, as promptly as possible thereafter Borrowers shall send to Lender a certified copy of an original official receipt received by Borrowers showing payment thereof. If Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence or if any governmental authority seeks to collect a Non-Excluded Tax or Other Tax directly from Lender for any other reason, Borrowers shall indemnify Lender on an after-tax basis for any incremental taxes, interest or penalties that may become payable by Lender.

(e)          The agreements in this Section shall survive the satisfaction and payment of the Obligations and the termination of this Agreement.

2.9         All Loans to Constitute Single Obligation. The Loans shall constitute one general obligation of Borrowers, and shall be secured by Lender’s first priority security interest in and Lien upon all of the Collateral and by all other security interests, Liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by Borrowers to Lender.

2.10       Fees.

(a)          Revolving Loan and Term Loan A Commitment Fee. Borrowers shall jointly and severally pay to Lender a commitment fee with respect to the Revolving Loans and Term Loan A in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00), which commitment fee shall be fully earned by and payable to Lender on the Closing Date.

(b)          Term Loan B Commitment Fee. Borrowers shall jointly and severally pay to Lender a commitment fee with respect to Term Loan B in the amount of One Hundred Sixty Thousand and No/100 Dollars ($160,000.00), which commitment fee shall be fully earned by and payable to Lender on the Closing Date.

(c)          Unused Commitment Fee. Borrowers shall jointly and severally pay to Lender an unused commitment fee of one-quarter of one percent (0.25%) of the difference between the Revolving Loan Commitment and the average daily balance of the Revolving Loans for each month, which fee shall be fully earned by Lender and payable monthly in arrears on the first Business Day of each month. Said fee shall be calculated on the basis of a 360 day year.

(d)          Note Processing Fees. Borrowers shall jointly and severally pay to Lender (i) a note processing fee with respect to the Revolving Loans in the amount of $900.00, and (ii) a note processing fee with respect to Term Loan A in the amount of $900.00, each of which fee shall be fully earned by and payable to Lender on the Closing Date.

(e)          Compounding Deferred Fee. Borrowers agree to jointly and severally pay to Lender (through its Mezzanine Finance Group) the Compounding Deferred Fee. The amount of the Compounding Deferred Fee, as of any date, shall be determined by Lender as follows:

(i)          On each Annual Determination Date, Lender will determine the Accrued CDF Amount for the Annual Period then ended;

(ii)         In addition to Lender’s determination pursuant to clause (i) above, on each Annual Determination Date (other than the First Annual Determination Date), Lender will determine the Compounded CDF Amount for the Annual Period then ended; and

(iii)        In addition to Lender’s determination pursuant to clauses (i) and (ii) above, if Term Loan B is paid in full or in part on an Interim Determination Date, then Lender will determine, as of such Interim Determination Date: (a) the Interim Accrued CDF Amount for the Interim Period then ended and (b) the Interim Compounded CDF Amount for the Interim Period then ended.

The Compounding Deferred Fee shall be due and payable in full on the earlier of the Term Loan B Maturity Date (whether by acceleration, the occurrence of any event requiring prepayment in full or otherwise) or the date on which Term Loan B is paid in full. The Compounding Deferred Fee shall be fully earned as accrued and once paid shall not be refundable in whole or in part under any circumstances. An example of the determination of the Compounding Deferred Fee (assuming that Term Loan B is paid in full on the Term Loan B Maturity Date and Term Loan B remains at a constant principal balance equal to $8,000,000) is shown on Exhibit B attached hereto and made a part hereof (the “CDF Exhibit”).

All capitalized terms used in this Section 2.10(e) but not defined in this Section or in Section 1.1 shall have the meanings ascribed to such terms as set forth on Exhibit A attached hereto.

Section 3.          CONDITIONS OF BORROWING.

Notwithstanding any other provision of this Agreement, Lender shall not be required to disburse, make or continue all or any portion of the Loans, if any of the following conditions shall have occurred.

3.1           Loan Documents. Borrowers shall have failed to execute and deliver to Lender any of the following Loan Documents, all of which must be satisfactory to Lender and Lender’s counsel in form, substance and execution:

(a)          Loan Agreement. This Agreement, duly executed by Borrowers.

(b)          Revolving Note. The Revolving Note, duly executed by Borrowers.

(c)          Term Notes. Each of Term Note A and Term Note B, duly executed by Borrowers.

(d)          Pledge Agreements. Each of the Pledge Agreements, duly executed by each of the parties thereto, together with original Membership Certificate(s), Stock Certificate(s) and Partnership Certificate(s), together with Stock Powers and Assignments Separate from Certificate executed in blank.

(e)          Capital Contribution Agreement. The Capital Contribution Agreement, duly executed by each of the parties thereto.

(f)          Amendment to Subordination and Intercreditor Agreement. That certain Seventh Amendment to Subordination and Intercreditor Agreement dated as of even date herewith by and among Legg Mason/Brookside Pecks, Borrowers and Lender, in form and substance acceptable to Lender, duly executed by each of the parties thereto.

(g)          Amendment to Amended and Restated Securities Purchase Agreement. That certain Second Amendment to the Securities Purchase Agreement dated as of even date herewith by and among Legg Mason/Brookside Pecks and Borrowers, in form and substance acceptable to Lender, duly executed by each of the parties thereto.

(h)          Borrowing Base Certificate. A Borrowing Base Certificate in the form prepared by Lender, certified as accurate by Borrowers and acceptable to Lender in its sole discretion.

(i)           Search Results; Lien Terminations. Copies of UCC search reports dated such a date as is reasonably acceptable to Lender, listing all effective financing statements which name a Borrower, under such Borrower’s present names and any previous names, as debtors, together with (i) copies of such financing statements, (ii) payoff letters evidencing repayment in full of all existing Debt to be repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with UCC or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Liens), and (iii) such other UCC termination statements as Lender may reasonably request.

(j)          Organizational and Authorization Document. Copies of (i) the Certificate of Incorporation and By-Laws of BG Staffing, Inc., (ii) the Articles of Incorporation and By-Laws of B G Staff Services, (iii) the Certificate of Formation and Limited Liability Company Agreement of BG Staffing, LLC, (iv) the Certificate of Limited Partnership and Limited Partnership Agreement of each of BG Personnel Services and BG Personnel, (v) resolutions of the managers, members and/or directors, as applicable, of each Borrower (or of each general partner of Borrower with respect to each of BG Personnel Services and BG Personnel), approving and authorizing such Borrower’s delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, (v) signature and incumbency certificates of the officers, managers, members and partners, as applicable, of each Borrower executing any of the Loan Documents, each of which such Borrower hereby certifies to be true and complete, and in full force and effect without modification, it being understood that Lender may conclusively rely on each such document and certificate until formally advised by such Borrower of any changes therein, and (vi) good standing certificates in the state of formation, organization and/or incorporation of each Borrower and in each other state requested by Lender.

(k)          Insurance. Evidence satisfactory to Lender of the existence of insurance required to be maintained pursuant to Section 8.6, together with evidence that Lender has been named as a lender’s loss payee and as an additional insured on all related insurance policies.

(l)          Additional Documents. Such other certificates, financial statements, schedules, resolutions, opinions of counsel, notes and other documents which are provided for hereunder or which Lender shall require.

3.2           Event of Default. Any Event of Default, or Unmatured Event of Default shall have occurred and be continuing.

3.3           Material Adverse Effect. The occurrence of any event having a Material Adverse Effect upon any Borrower.

3.4           Litigation. Any litigation or governmental proceeding shall have been instituted against a Borrower or any of its officers or shareholders having a Materially Adverse Effect upon a Borrower.

3.5          Representations and Warranties. Any representation or warranty of a Borrower contained herein or in any Loan Document shall be untrue or incorrect in any material respect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

Section 4.                       NOTES EVIDENCING LOANS.

4.1           Revolving Note. The Revolving Loans shall be evidenced by the Revolving Note. At each time any Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of Lender. All amounts recorded shall be, absent manifest error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder, (ii) any accrued and unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of Borrowers under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

4.2           Term Note A. Term Loan A shall be evidenced by Term Note A. At the time of the initial disbursement of Term Loan A, at each time any additional disbursement is made under Term Loan A or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of Lender. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of Term Loan A advanced hereunder, (ii) any accrued and unpaid interest owing on Term Loan A and (iii) all amounts repaid on Term Loan A. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of Borrowers under Term Note A to repay the principal amount of Term Loan A, together with all interest accruing thereon.

4.3           Term Note B. Term Loan B shall be evidenced by Term Note B. At the time of the initial disbursement of Term Loan B, at each time any additional disbursement is made under Term Loan B or a repayment made in whole or in part thereon, a notation thereof shall be made on the books and records of Lender. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of Term Loan B advanced hereunder, (ii) any accrued and unpaid interest owing on Term Loan B and (iii) all amounts repaid on Term Loan B. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of Borrowers under Term Note B to repay the principal amount of Term Loan B, together with all interest accruing thereon.

Section 5.         MANNER OF BORROWING.

5.1           Borrowing Procedures. Each Loan shall be made available to Borrowers upon any written, verbal, electronic, telephonic or telecopy loan request which Lender in good faith believes to emanate from a properly authorized representative of Borrowers, whether or not that is in fact the case. Each such request shall be effective upon receipt by Lender, shall be irrevocable, and shall specify the date, amount and type of borrowing. A request for a direct advance must be received by Lender no later than 11:00 a.m. Chicago, Illinois time, on the day it is to be funded. The proceeds of each direct advance shall be made available at the office of Lender by credit to the account of Borrowers or by other means requested by Borrowers and acceptable to Lender. Each Borrower does hereby irrevocably confirm, ratify and approve all such advances by Lender and does hereby indemnify Lender against losses and expenses (including court costs, attorneys’ and paralegals’ fees) and shall hold Lender harmless with respect thereto.

5.2           Reserved.

5.3           Automatic Debit. In order to effectuate the timely payment of any of the Obligations when due, each Borrower hereby authorizes and directs Lender, at Lender’s option, to (a) debit the amount of the Obligations to account number 7234892540, or (b) make a Revolving Loan hereunder to pay the amount of the Obligations.

5.4           Discretionary Disbursements. Lender, in its sole and absolute discretion, may immediately upon notice to Borrowers, disburse any or all proceeds of the Loans made or available to Borrowers pursuant to this Agreement to pay any fees, costs, expenses or other amounts required to be paid by Borrowers hereunder and not so paid. All monies so disbursed shall be a part of the Obligations, payable by Borrowers on demand from Lender.

Section 6.         SECURITY FOR THE OBLIGATIONS.

6.1           Security for Obligations. As security for the payment and performance of the Obligations, each Borrower does hereby pledge, assign, transfer, deliver and grant to Lender, and does hereby continue to pledge, assign, transfer, deliver and grant to Lender, for its own benefit and as agent for its Affiliates, a continuing and unconditional first priority security interest in and to any and all property of such Borrower, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired, including the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a)          all property of, or for the account of, such Borrower now or hereafter coming into the possession, control or custody of, or in transit to, Lender or any agent or bailee for Lender or any parent, Affiliate or Subsidiary of Lender or any participant with Lender in the Loans (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b)          the additional property of such Borrower, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, and all of such Borrower’s books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of such Borrower’s right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i)          All Accounts and all Goods whose sale, lease or other disposition by such Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such Borrower, or rejected or refused by an Account Debtor;

(ii)         All Inventory, including raw materials, work-in-process and finished goods;

(iii)        All Goods (other than Inventory), including embedded software, Equipment, vehicles, furniture and Fixtures;

(iv)        All Software and computer programs;

(v)         All Securities, Investment Property, Financial Assets and Deposit Accounts;

(vi)        All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter-of-Credit Rights, all proceeds of letters of credit, Health-Care-Insurance Receivables, Supporting Obligations, notes secured by real estate, Commercial Tort Claims, if any, hereinafter listed, and General Intangibles, including Payment Intangibles; and

(vii)       All Proceeds (whether Cash Proceeds or Noncash Proceeds) of the foregoing property, including all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards.

6.2         Other Collateral. In addition, the Obligations are also secured by the Pledge Agreements, the Trademark Security Agreements, the BG Assignment of Undertakings, the BG Collateral Assignment, the InStaff Collateral Assignment, the InStaff Assignment of Undertakings, the API Assignment of Undertakings and the JNA Assignment of Undertakings.

6.3         Possession and Transfer of Collateral. Unless an Event of Default exists hereunder, Borrowers shall be entitled to possession or use of the Collateral (other than Instruments or Documents, Tangible Chattel Paper, Investment Property consisting of certificated securities and other Collateral required to be delivered to Lender pursuant to this Section 6). The cancellation or surrender of any Note, upon payment or otherwise, shall not affect the right of Lender to retain the Collateral for any other of the Obligations.

6.4         Financing Statements. Each Borrower shall, at Lender’s request, at any time and from time to time, execute and deliver to Lender such financing statements, amendments and other documents and do such acts as Lender deems necessary in order to establish and maintain valid, attached and perfected first priority security interests in the Collateral in favor of Lender, free and clear of all Liens and claims and rights of third parties whatsoever, except Permitted Liens. Each Borrower hereby irrevocably authorizes Lender at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) is comprised of all assets of such Borrower or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (ii) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (b) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Borrower is an organization, the type of organization and any Organizational Identification Number issued to such Borrower, and (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. Each Borrower hereby agrees that a photocopy or other reproduction of this Agreement is sufficient for filing as a financing statement and such Borrower authorizes Lender to file this Agreement as a financing statement in any jurisdiction. Each Borrower agrees to furnish any such information to Lender promptly upon request. Each Borrower further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by Lender in any jurisdiction prior to the date of this Agreement. In addition, each Borrower shall make appropriate entries on its books and records disclosing Lender’s security interests in the Collateral.

6.5           Reserved.

6.6           Preservation of the Collateral. Lender may, but is not required, to take such actions from time to time as Lender deems appropriate to maintain or protect the Collateral. Lender shall have exercised reasonable care in the custody and preservation of the Collateral if Lender takes such action as Borrowers shall reasonably request in writing which is not inconsistent with Lender’s status as a secured party, but the failure of Lender to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, Lender’s responsibility for the safekeeping of the Collateral shall (i) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which Lender accords its own property, and (ii) not extend to matters beyond the control of Lender, including acts of God, war, insurrection, riot or governmental actions. In addition, any failure of Lender to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by Borrowers, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. Borrowers shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of Borrowers and Lender in the Collateral against prior or third parties. Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, each Borrower represents to, and covenants with, Lender that such Borrower has made arrangements for keeping informed of changes or potential changes affecting the securities (including rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and each Borrower agrees that Lender shall have no responsibility or liability for informing such Borrower of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

6.7           Other Actions as to any and all Collateral. Each Borrower further agrees to take any other action reasonably requested by Lender to ensure the attachment, perfection and first priority of, and the ability of Lender to enforce, Lender’s security interest in any and all of the Collateral, including (a) causing Lender’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Lender to enforce, Lender’s security interest in such Collateral, (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, Lender’s security interest in such Collateral, (c) obtaining governmental and other third party consents and approvals, including any consent of any licensor, lessor or other Person obligated on Collateral, (d) obtaining waivers from mortgagees and landlords in form and substance satisfactory to Lender, and (e) taking all actions required by the UCC in effect from time to time or by other law, as applicable in any relevant UCC jurisdiction, or by other law as applicable in any foreign jurisdiction. Each Borrower further agrees to indemnify and hold Lender harmless against claims of any Persons not a party to this Agreement concerning disputes arising over the Collateral.

6.8           Collateral in the Possession of a Warehouseman or Bailee. If any of the Collateral at any time is in the possession of a warehouseman or bailee, Borrowers shall promptly notify Lender thereof, and shall promptly obtain a Collateral Access Agreement. Lender agrees with Borrowers that Lender shall not give any instructions to such warehouseman or bailee pursuant to such Collateral Access Agreement unless an Event of Default has occurred and is continuing, or would occur after taking into account any action by Borrowers with respect to the warehouseman or bailee.

6.9           Letter-of-Credit Rights. If a Borrower at any time is a beneficiary under a letter of credit now or hereafter issued in favor of such Borrower, such Borrower shall promptly notify Lender thereof and, at the request and option of Lender, such Borrower shall, pursuant to an agreement in form and substance satisfactory to Lender, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Lender of the proceeds of any drawing under the letter of credit, or (ii) arrange for Lender to become the transferee beneficiary of the letter of credit, with Lender agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in this Agreement.

6.10         Commercial Tort Claims. If a Borrower shall at any time hold or acquire a Commercial Tort Claim, such Borrower shall immediately notify Lender in writing signed by such Borrower of the details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, in each case in form and substance satisfactory to Lender, and shall execute any amendments hereto deemed reasonably necessary by Lender to perfect its security interest in such Commercial Tort Claim.

6.11         Electronic Chattel Paper and Transferable Records. If a Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Borrower shall promptly notify Lender thereof and, at the request of Lender, shall take such action as Lender may reasonably request to vest in Lender control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. Lender agrees with Borrowers that Lender will arrange, pursuant to procedures satisfactory to Lender and so long as such procedures will not result in Lender’s loss of control, for Borrowers to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

Section 7.          REPRESENTATIONS AND WARRANTIES.

To induce Lender to make the Loans, each Borrower make the following representations and warranties to Lender, each of which shall survive the execution and delivery of this Agreement:

7.1           Borrower Organization and Name. BG Staffing, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full and adequate power to carry on and conduct its business as presently conducted. BG Staffing, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full and adequate power to carry on and conduct its business as presently conducted. BG Personnel Services is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Texas, with full and adequate power to carry on and conduct its business as presently conducted. BG Personnel is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Texas, with full and adequate power to carry on and conduct its business as presently conducted. B G Staff Services is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas, with full and adequate power to carry on and conduct its business as presently conducted. Each Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. The exact legal name of each Borrower is as set forth in the first paragraph of this Agreement, and no Borrower currently conducts, nor has it during the last five (5) years conducted, business under any other name or trade name, except that BG Staffing, Inc.’s previous legal name was “LTN Staffing, LLC” and has during the last five (5) years conducted business under that name. Each Borrower’s Organizational Identification Number is as follows:

Borrower	State of Formation, Organization or Incorporation	Organizational Identification Number

BG Staffing, Inc.	Delaware	4413480
BG Staffing, LLC	Delaware	4807904
BG Personnel Services	Texas	800273626
BG Personnel	Texas	800273430
B G Staff Services	Texas	133521800

7.2           Authorization. Each Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the other Loan Documents. The execution and delivery of this Agreement and the other Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the Certificate of Incorporation or By-Laws of BG Staffing, Inc., the Certificate of Formation or Limited Liability Company Agreement of BG Staffing, LLC, the Certificate of Limited Partnership or the Limited Partnership Agreement of BG Personnel Services or BG Personnel or the Articles of Incorporation or the By-Laws of B G Staff Services. All necessary and appropriate action has been taken on the part of each Borrower to authorize the execution and delivery of this Agreement and the Loan Documents.

7.3           Validity and Binding Nature. This Agreement and the other Loan Documents are the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

7.4           Consent; Absence of Breach. The execution, delivery and performance of this Agreement, the other Loan Documents and any other documents or instruments to be executed and delivered by Borrowers in connection with the Loans, and the borrowings by Borrowers hereunder, do not and will not (a) require any consent, approval, authorization of, or filings with, notice to or other act by or in respect of, any governmental authority or any other Person (other than any consent or approval which has been obtained and is in full force and effect); (b) conflict with (i) any provision of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, (ii) the Certificate of Incorporation or By-Laws of BG Staffing, Inc.,, the Certificate of Formation or Limited Liability Company Agreement of BG Staffing, LLC, the Certificate of Limited Partnership or the Limited Partnership Agreement of BG Personnel Services or BG Personnel or the Articles of Incorporation or the By-Laws of B G Staff Services, or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon Borrowers or any of their respective properties or assets; or (c) require, or result in, the creation or imposition of any Lien on any asset of a Borrower, other than Liens in favor of Lender created pursuant to this Agreement.

7.5           Ownership of Properties; Liens. Each Borrower is the sole owner of all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), other than Permitted Liens.

7.6           Equity Ownership. All issued and outstanding Capital Securities of each Borrower and each of such Borrower’s Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Lender, if any, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the date hereof, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of a Borrower and each of such Borrower’s Subsidiaries, other than (i) pre-emptive rights in favor of Legg Mason/Brookside Pecks under the Securities Purchase Agreement, and (ii) the warrants held by Brookside Mezzanine Fund II, L.P. and by Legg Mason SBIC Mezzanine, L.P.

7.7           Intellectual Property. Set forth on Schedule 7.7 is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which any Borrower is the owner of record. Each Borrower owns and possesses or has a license or other right to use all Intellectual Property, as are necessary for the conduct of the businesses of such Borrower, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect upon such Borrower, and no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property nor does such Borrower know of any valid basis for any such claim.

7.8           Financial Statements. All financial statements submitted to Lender have been prepared in accordance with sound accounting practices and GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and present fairly the financial condition of Borrowers and the results of the operations for Borrowers as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by Borrowers to Lender, there has been no change in the financial condition or in the assets or liabilities of a Borrower having a Material Adverse Effect on such Borrower.

7.9           Litigation and Contingent Liabilities. There is no litigation, arbitration proceeding, demand, charge, claim, petition or governmental investigation or proceeding pending or threatened against a Borrower, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect upon such Borrower, except as set forth in Schedule 7.9. Other than any liability incident to such litigation or proceedings, no Borrower has any material guarantee obligations, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not fully-reflected or fully reserved for in the most recent audited financial statements delivered pursuant to Section 8.8(a) or fully-reflected or fully reserved for in the most recent quarterly financial statements delivered pursuant to Section 8.8(b) and not permitted by Section 9.1.

7.10         Event of Default. No Event of Default or Unmatured Event of Default exists or would result from the incurrence by a Borrower of any of the Obligations hereunder or under any of the other Loan Document, and no Borrower is in default (without regard to grace or cure periods) under any other contract or agreement to which it is a party.

7.11         Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) would have a Material Adverse Effect upon any Borrower, or (b) would constitute an Event of Default or an Unmatured Event of Default.

7.12         Environmental Laws and Hazardous Substances. No Borrower has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Substances, on or off any of the premises of such Borrower (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder. Each Borrower will comply in all material respects with all Environmental Laws and will obtain all licenses, permits certificates, approvals and similar authorizations thereunder. There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of each Borrower’s knowledge, threatened, and each Borrower shall immediately notify Lender upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by such Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects such Borrower or its business, operations or assets or any properties at which such Borrower has transported, stored or disposed of any Hazardous Substances. No Borrower has any material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material. Each Borrower further agrees to allow Lender or its agent access to the properties of such Borrower to confirm compliance with all Environmental Laws, and each Borrower shall, following determination by Lender that there is non-compliance, or any condition which requires any action by or on behalf of such Borrower in order to avoid any non-compliance, with any Environmental Law, at such Borrower’s sole expense, cause an independent environmental engineer acceptable to Lender to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

7.13         Solvency, etc. As of the date hereof, and immediately prior to and after giving effect to each Loan hereunder and the use of the proceeds thereof, (a) the present fair saleable value of each Borrower’s assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (b) each Borrower is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (c) no Borrower intends to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (d) no Borrower is engaged in business or a transaction, and nor is about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

7.14         ERISA Obligations. All Employee Plans of each Borrower meet the minimum funding standards of Section 302 of ERISA and 412 of the Internal Revenue Code where applicable, and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. Each Borrower has promptly paid and discharged all obligations and liabilities arising under the Employee Retirement Income Security Act of 1974 (“ERISA”) of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

7.15         Labor Relations. Except as could not be reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts or other labor disputes against any Borrower or threatened, (ii) hours worked by and payment made to employees of any Borrower have not been in violation of the Fair Labor Standards Act or any other applicable law, and (ii) no unfair labor practice complaint is pending against any Borrower or threatened before any governmental authority.

7.16         Security Interest. This Agreement creates a valid security interest in favor of Lender in the Collateral and, when properly perfected by filing in the appropriate jurisdictions, or by possession or Control of such Collateral by Lender or delivery of such Collateral to Lender, shall constitute a valid, perfected, first-priority security interest in such Collateral. Each Borrower hereby confirms to Lender that such Borrower has heretofore granted to Lender a first priority security interest in and Lien upon substantially all of the property of such Borrower to secure the Obligations. Each Borrower hereby reaffirms its grant of such security interest and Lien to Lender for such purpose in all respects.

7.17         Lending Relationship. The relationship hereby created between Borrowers and Lender is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists, and Borrowers have not relied and are not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans. Lender represents that it will receive any Note payable to its order as evidence of a bank loan.

7.18         Business Loan. The Loans, including interest rate, fees and charges as contemplated hereby, (i) are business loans within the purview of 815 ILCS 205/4(1)(c), as amended from time to time, (ii) are an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) do not, and when disbursed shall not, violate the provisions of the Illinois usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, Borrowers or any property securing the Loans. Notwithstanding anything to the contrary contained herein, the maximum interest rate changed under this Agreement and the Notes shall not exceed the maximum lawful rate of interest permitted under applicable usury laws, now or hereafter enacted.

7.19         Taxes. Each Borrower has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes, governmental charges and assessments due and payable with respect to such returns, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books, are insured against or bonded over to the satisfaction of Lender and the contesting of such payment does not create a Lien on the Collateral which is not a Permitted Lien. There is no controversy or objection pending or threatened in respect of any tax returns of any Borrower. Each Borrower has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.

7.20         Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by a Borrower, or any Affiliate of a Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System or any successor thereto.

7.21         Governmental Regulation. No Borrower is, or after giving effect to any loan, will be, subject to regulation under the Federal Power Act, the ICC Termination Act of 1995 or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

7.22         Bank Accounts. All Deposit Accounts and operating bank accounts of Borrowers are located at Lender and no Borrower has any other Deposit Accounts except those listed on Schedule 7.22 attached hereto.

7.23         Place of Business. The principal place of business and books and records of each Borrower is set forth in the preamble to this Agreement, and the location of all Collateral, if other than at such principal place of business, is as set forth on Schedule 7.23 attached hereto and made a part hereof, and each Borrower shall promptly notify Lender of any change in such location(s). No Borrower will remove or permit the Collateral to be removed from such location(s) without the prior written consent of Lender, except for Inventory sold in the usual and ordinary course of such Borrower’s business.

7.24         Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials and information heretofore or contemporaneously herewith furnished in writing by Borrowers to Lender for purposes of, or in connection with, this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of Borrowers to Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Lender that any projections and forecasts provided by Borrowers are based on good faith estimates and assumptions believed by Borrowers to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

7.25         Purchase Transaction Documents. Borrowers have delivered to Lender complete and correct copies of each of the Purchase Transaction Documents, including all schedules and exhibits thereto. Each Purchase Transaction Document sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby. The execution, delivery and performance of each Purchase Transaction Document has been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of shareholders, members, managements, partners or other holders of Capital Securities required by law or by any applicable corporate, limited liability company, partnership or other organizational documents) on the part of each Borrower and, to the best knowledge of each Borrower, each other party thereto. No authorization or approval or other action by, and no notice to filing with or license from, any governmental authority is required for the Purchase Transaction contemplated thereby other than such as have been obtained on or prior to the Closing Date. Each Purchase Transaction Document is the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms. All conditions precedent to the Purchase Transaction Documents have been fulfilled or (with the prior written consent of Lender) waived, no Purchase Transaction Document has been amended or otherwise modified, and there has been no breach of any material term or condition of any Purchase Transaction Document.

7.26       Internal Controls.

(a)          Borrowers have established and shall maintain disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act), which (i) are designed to ensure that material information relating to Borrowers is made known to Borrowers’ principal executive officers and their principal financial officers or persons performing similar functions by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) have been evaluated for effectiveness as a date within ninety (90) days prior to the filing of Company’s most recent annual or quarterly report filed with the SEC; and (iii) are effective in all material respects to perform the functions for which they were established;

(b)          Based on the evaluation of its disclosure controls and procedures, no Borrower is aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect such Borrower’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in any Borrower’s internal controls; and

(c)          Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(d)          Borrowers and their Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their property or business operations non-compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither any Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

7.27       Board Members. Set forth on Schedule 7.27 is a true, correct and complete list of all of the members of the Board of Directors of BG Staffing, Inc.

7.28       Subordination Agreement. All Obligations, including, without limitation, those to pay principal of and interest on the Loans and fees and expenses in connection therewith, constitute senior debt and all such Obligations are entitled to the benefits of the subordination created by the Subordination Agreement. Borrowers acknowledge that Lender is entering into this Agreement and is making and/or continuing to make the Loans in reliance upon the subordination of the Subordination Agreement and this Section 7.28.

Section 8.         AFFIRMATIVE COVENANTS.

8.1           Compliance with Bank Regulatory Requirements; Increased Costs. If Lender shall reasonably determine that any Regulatory Change, or compliance by Lender or any Person controlling Lender with any request or directive (whether or not having the force of law) of any governmental authority, central bank or comparable agency has or would have the effect of reducing the rate of return on Lender’s or such controlling Person’s capital as a consequence of Lender’s obligations hereunder to a level below that which Lender or such controlling Person could have achieved but for such Regulatory Change or compliance (taking into consideration Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by Lender or such controlling Person to be material or would otherwise reduce the amount of any sum received or receivable by Lender under this Agreement or under any Note with respect thereto, then from time to time, upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrowers shall pay directly to Lender or such controlling Person such additional amount as will compensate Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty days (180) days prior to the date on which Lender first made demand therefor.

8.2           Borrowers’ Existence. Each Borrower shall at all times preserve and maintain (a) its existence and good standing in the jurisdiction of its organization, and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and shall at all times continue as a going concern in the business which such Borrower is presently conducting.

8.3           Compliance With Laws. Each Borrower shall use the proceeds of the Loans for working capital and other general corporate or business purposes not in contravention of any requirements of law and not in violation of this Agreement, and shall comply in all respects, including the conduct of its business and operations and the use of its properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. In addition, and without limiting the foregoing sentence, each Borrower shall (a) ensure, and cause each Subsidiary to ensure, that no person who owns a controlling interest in or otherwise controls such Borrower or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

8.4           Payment of Taxes and Liabilities. Each Borrower shall pay and discharge, prior to delinquency and before penalties accrue thereon, all property and other taxes, and all governmental charges or levies against it or any of the Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require a Borrower to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral, such contest proceedings stay the foreclosure of such Lien or the sale of any portion of the Collateral to satisfy such claim.

8.5           Maintain Property. Each Borrower shall at all times maintain, preserve and keep its plant, properties and Equipment, including any Collateral, in good repair, working order and condition, subject to ordinary wear and tear and the right to dispose of obsolete or worn out Equipment in the ordinary course of such Borrower’s business, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. Each Borrower shall permit Lender to examine and inspect such plant, properties and Equipment, including any Collateral, at all reasonable times.

8.6           Maintain Insurance. Each Borrower shall at all times maintain with insurance companies reasonably acceptable to Lender, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, including employers’, public and professional liability risks, as is customarily maintained by companies similarly situated, and shall have insured amounts no less than, and deductibles no higher than, are reasonably acceptable to Lender. Each Borrower shall furnish to Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by such Borrower, which shall be reasonably acceptable in all respects to Lender. Each Borrower shall cause each issuer of an insurance policy to provide Lender with an endorsement (i) showing Lender as lender’s loss payee under a loss payable clause with respect to each policy of property or casualty insurance and naming Lender as an additional insured with respect to each policy of liability insurance; and (ii) providing that thirty (30) days notice will be given to Lender prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy. Each Borrower shall execute and deliver to Lender a collateral assignment, in form and substance satisfactory to Lender, of each business interruption insurance policy maintained by such Borrower.

In the event Borrowers either fail to provide Lender with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligation or default by Borrowers hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which Lender deems advisable. This insurance coverage (a) may, but need not, protect Borrowers’ interests in such property, including the Collateral, and (b) may not pay any claim made by, or against, Borrowers in connection with such property, including the Collateral. Borrowers may later cancel any such insurance purchased by Lender, but only after providing Lender with evidence that Borrowers have obtained the insurance coverage required by this Section. If Lender purchases insurance for the Collateral, Borrowers will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the principal amount of the Loans owing hereunder. The costs of the insurance may be more than the cost of the insurance Borrowers may be able to obtain on its own.

8.7         ERISA Liabilities; Employee Plans. Each Borrower shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to such Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify Lender immediately upon receipt by such Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise Lender of the occurrence of any “Reportable Event” or “Prohibited Transaction” (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

8.8         Financial Statements. Borrowers shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to Lender or its authorized representatives such information regarding the business affairs, operations and financial condition of Borrowers, including:

(a)          (i) Promptly when available upon filing of the same with the SEC, a copy of each filed amendment to the registration statement on Form S-1, and (ii) promptly when available and in any event by no later than the earlier of (A) within one hundred twenty (120) days after the close of each of its fiscal years, and (B) the date of filing its annual report on Form 10-K with the SEC, a copy of the annual audited financial statements of Borrowers, including consolidated balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended and such other information (including nonfinancial information) as Lender may request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by an independent auditor of recognized standing, selected by Borrowers and reasonably acceptable to Lender;

(b)          Promptly when available and in any event by not later than the earlier of (i) within one hundred twenty (120) days after the close of each of its fiscal years, or (ii) the date of filing its annual report on Form 10-K with the SEC, a copy of Borrowers’ annual report on Form 10-K filed with the SEC.

(c)          Promptly when available and in any event within thirty (30) days after the end of each month, provided that with respect to each March, June, September and December, by not later than the earlier of (i) thirty (30) days following the end of such month, and (ii) the date of filing each quarterly report on Form 10-Q with the SEC, a copy of the consolidated financial statements of Borrowers regarding such month, including balance sheet, statement of income and retained earnings, statement of cash flows for the month then ended and such other information (including nonfinancial information) as Lender may request, in reasonable detail, prepared and certified as true and correct by Company’s treasurer or chief financial officer; and

(d)          Promptly when available and in any event by not later than the earlier of (i) fifty (50) days following the end of each calendar quarter (excluding the last calendar quarter of each calendar year), or (ii) the date of filing each quarterly report on Form 10-Q with the SEC, a copy of Borrowers’ quarterly report on Form 10-Q filed with the SEC.

No change with respect to such accounting principles shall be made by Borrowers without giving prior notification to Lender. Each Borrower represents and warrants to Lender that the financial statements delivered to Lender at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of such Borrower. Lender shall have the right at all times during business hours to inspect the books and records of Borrowers and make extracts therefrom.

8.9           Supplemental Financial Statements. Each Borrower shall immediately upon receipt thereof, provide to Lender copies of interim and supplemental reports if any, submitted to such Borrower by independent accountants in connection with any interim audit or review of the books of such Borrower.

8.10         Borrowing Base Certificate. Borrowers shall, within thirty (30) days after the end of each month, deliver to Lender a Borrowing Base Certificate dated as of the last Business Day of such month, certified as true and correct by an authorized representative of Borrowers and acceptable to Lender in its reasonable discretion, provided, however, at any time an Event of Default exists, Lender may require Borrowers to deliver Borrowing Base Certificates more frequently.

8.11         Aged Accounts Schedule for Borrowers. Borrowers shall, within thirty (30) days after the end of each month, deliver to Lender an aged schedule of the Accounts of Borrowers, listing the name and amount due from each Account Debtor and showing the aggregate amounts due from (a) 0-30 days, (b) 31-60 days, (c) 61-90 days and (d) more than 90 days, and certified as accurate by Borrowers’ treasurer or chief financial officer.

8.12         Covenant Compliance Certificate. Borrowers shall, within one hundred twenty (120) days after the end of each fiscal year, and within thirty (30) days after the end of each fiscal quarter ending in March, June and September of each year, deliver to Lender a duly completed compliance certificate, dated the date of such financial statements and certified as true and correct by an appropriate officer of Borrowers, containing a computation of each of the financial covenants set forth in Section 10 and stating that no Borrower has become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such Event of Default or Unmatured Event of Default describing it and the steps, if any, being taken to cure it.

8.13         Field Audits; Right of Inspection. Each Borrower shall permit Lender, during normal business hours, to inspect the Inventory, other tangible assets and/or other business operations of such Borrower, to perform appraisals of the Equipment of such Borrower, and to inspect, audit, check and make copies of, and extracts from, the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other Collateral, the results of which must be reasonably satisfactory to Lender. All such inspections or audits by Lender shall be at such Borrower’s sole expense; provided, however, that so long as no Event of Default or Unmatured Event of Default exists, Borrowers shall not be required to reimburse Lender for inspections or audits more frequently than once each fiscal year.

8.14         Other Reports. Borrowers shall, within five (5) days after filing the same with the SEC, provide to Lender a copy of each report on Form 8-K, each proxy statement and each other filing made by Company with the SEC, including all amendments thereto. Borrowers shall also, within such period of time as Lender may reasonably request, deliver to Lender such other schedules and reports as Lender may require, including, to the extent not already delivered to Lender, any reports and financial statements required to be or actually delivered or sent by or on behalf of Borrowers to Legg Mason/Brookside Pecks.

8.15         Reserved.

8.16         Collateral Records. Each Borrower shall keep full and accurate books and records relating to the Collateral and shall mark such books and records to indicate Lender’s Lien in the Collateral.

8.17         Intellectual Property. Each Borrower shall maintain, preserve and renew all Intellectual Property necessary for the conduct of its business as and where the same is currently located as heretofore or as hereafter conducted by it. In addition, if any Borrower shall (i) become aware of any existing Intellectual Property which is not set forth on Schedule 7.7, (ii) obtain rights to any new Intellectual Property, (iii) become entitled to the benefit of any Intellectual Property, which benefit is not in existence on the date hereof, or (iv) take any action to revive or complete any abandoned, lapsed or dead Intellectual Property application or to register any Intellectual Property, Borrower shall give to Lender prompt written notice thereof and shall execute and deliver to Lender an intellectual property security agreement in form and substance acceptable to Lender to be filed with the U.S. Patent and Trademark Office, U.S. Copyright Office or such other jurisdiction or authority as applicable.

8.18         Notice of Proceedings. Each Borrower, promptly upon becoming aware, shall give written notice to Lender of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by such Borrower to Lender which has been instituted or, to the knowledge of such Borrower, is threatened against such Borrower or to which any of its properties is subject which might reasonably be expected to have a Material Adverse Effect.

8.19         Notice of Event of Default or Material Adverse Effect. Each Borrower shall, promptly after knowledge thereof shall have come to the attention of any officer, director, member or manager of such Borrower from any source, and in any event within three (3) Business Days of such knowledge, give notice to Lender in writing of the occurrence of any Event of Default or any Unmatured Event of Default, or the occurrence of any condition or event having a Material Adverse Effect.

8.20         Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of a Borrower, such Borrower shall cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall comply with any Federal or state judicial or administrative order requiring the performance at any real property of such Borrower of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, each Borrower shall dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

8.21         Further Assurances. Each Borrower shall take such actions as are necessary or as Lender may reasonably request from time to time to ensure that the Obligations under the Loan Documents are secured by all of the assets of such Borrower, in each case as Lender may determine, including (a) the execution and delivery of security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession.

8.22         Banking Relationship. BG Staffing, Inc. covenants and agrees, at all times during the term of this Agreement, to utilize Lender as its primary bank of account and depository for all financial services, including all receipts, disbursements, cash management and related service.

8.23         Payroll Taxes. Borrowers shall, as soon as possible and in any event within sixty (60) days after the end of each quarter, deliver to Lender a copy of Borrowers’ quarterly federal tax return Form 941 filed for such quarter, together with such other proof of payment of Borrowers’ payroll taxes, in form and substance reasonably acceptable to Lender, as reasonably required by Lender from time to time.

8.24         Mandatory Prepayment; Early Termination. Notwithstanding anything to the contrary contained herein, Borrowers shall immediately repay the entire principal balance of the Term Loans, together with interest, any fees (including any prepayment fees) and any other amounts due thereunder, upon the occurrence of the following event: the Revolving Loan facility terminates for any reason, including, without limitation, termination of the Revolving Loan facility at the request of Borrowers, termination resulting from failure by Lender to renew the Revolving Loan facility for any reason, or termination as otherwise provided under this Agreement or the other Loan Documents.

8.25         Securities Purchase Agreement Notices. Borrowers shall, as soon as possible and in any event, within three (3) Business Days, provide Lender with duplicate copies of each notice provided or delivered to or received from Legg Mason/Brookside Pecks pursuant to the Securities Purchase Agreement or any of the other Securities Purchase Agreement Documents. Without limitation of the foregoing, Borrowers shall, as soon as possible and in any event, within three (3) Business Days, provide to Lender copies of any notices of breach, “Default” or “Event of Default” (as such terms are defined in the Securities Purchase Agreement) received from Legg Mason/Brookside Pecks. Borrower shall also notify Lender, as soon as possible and in any event, within three (3) Business Days of the occurrence thereof, of any breach, “Default” or “Event of Default” (each as defined in the Securities Purchase Agreement) under the Securities Purchase Agreement or any of the other Securities Purchase Agreement Documents.

Section 9.         NEGATIVE COVENANTS.

9.1           Debt. No Borrower shall, either directly or indirectly, create, assume, incur or have outstanding any Debt (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

(i)          the Obligations under this Agreement and the other Loan Documents;

(ii)         obligations of such Borrower for Taxes, assessments, municipal or other governmental charges;

(iii)        obligations of such Borrower for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

(iv)        Rate Management Obligations incurred in favor of Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;

(v)        obligations of such Borrower for Earn Out Payables; and

(vi)       obligations under any Put Notes (as defined in the Securities Purchase Agreement) hereafter issued by the Borrowers pursuant to the terms of Section 6.16 of the Securities Purchase Agreement.

9.2         Encumbrances. No Borrower shall, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of such Borrower, whether owned at the date hereof or hereafter acquired, except for Permitted Liens.

9.3         Investments. No Borrower shall, either directly or indirectly, make or have outstanding any Investment, except:

(a)          contributions by such Borrower to the capital of any Wholly-Owned Subsidiary which has granted a first perfected security interest in all of its/their assets in favor of Lender, or by any Subsidiary to the capital of any other domestic Wholly-Owned Subsidiary;

(b)          Investments constituting Debt permitted by Section 9.1;

(c)          Contingent Liabilities constituting Debt permitted by Section 9.1 or Liens permitted by Section 9.2;

(d)          Cash Equivalent Investments;

(e)          Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of such account debtors; and

(f)          Investments listed on Schedule 9.3 as of the Closing Date.

provided, however, that (i) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by subsections (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

9.4           Transfer; Merger; Sales. No Borrower shall, whether in one transaction or a series of related transactions, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into such Borrower or into any other domestic Wholly-Owned Subsidiary; (ii) any such purchase or other acquisition by such Borrower or any domestic Wholly-Owned Subsidiary of the assets or equity interests of any Wholly-Owned Subsidiary, (b) sell, assign (by operation of law or otherwise), license, transfer, convey, lease or otherwise dispose of, or grant any option with respect to, any of the Collateral of any Borrower or any Subsidiary of any Borrower or Capital Securities of any Subsidiary of any Borrower (including the sale of Capital Securities of any Subsidiary), except for sales of Inventory in the ordinary course of business, or (c) sell or assign, with or without recourse, any receivables.

9.5           Issuance of Capital Securities. No Borrower shall issue any Capital Securities other than (a) with respect to BG Staffing, Inc., Capital Securities that by their terms do not require the periodic payment of cash or other property to the holders thereof, (b) with respect to BG Staffing, Inc., issuance of shares of such Borrower’s Common Securities pursuant to any employee or director option program, benefit plan or compensation program, or (c) any issuance of Capital Securities by a Subsidiary to such Borrower or another Subsidiary in accordance with Section 9.6.

9.6           Distributions. No Borrower shall (a) make any distribution or dividend, whether in cash or otherwise, to any of its equityholders, except that a Borrower may make a distribution or dividend so long as (i) no Event of Default or Unmatured Event of Default exists or would result from the making of any such distribution or dividend, (ii) Borrowers are in pro forma compliance with each of the financial covenants set forth in Section 10 of this Agreement both before and after giving effect to such distribution or dividend, and (iii) Term Loan B shall have been repaid in its entirety, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, other than redemptions pursuant to Section 6.16 of the Securities Purchase Agreement but subject to the terms and conditions of the Subordination Agreement, (c) pay any Management Fees, Director Fees or similar fees without the prior written consent of Lender, except that so long as no Event of Default exists and Borrowers are in pro forma compliance with each of the financial covenants set forth in Section 10 of this Agreement both before and after giving effect to such payment, Borrowers may pay Management Fees to Taglich Brothers, Inc. and its affiliates, and BG Staffing, Inc. may pay annual Director Fees to each non-management director in the ordinary course of business, in a combined amount not to exceed $175,000 in the aggregate in any one fiscal year, (d) make any Earn Out Payments (i) unless Borrowers are in pro forma compliance with each of the financial covenants set forth in Section 10 of this Agreement both before and after giving effect to such Earn Out Payments, and (ii) so long as no Event or Default or Unmatured Event of Default exists or would result therefrom, (e) pay or prepay interest on, principal of, premium, if any, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or any other payment in respect of any Subordinated Debt, or (f) set aside funds for any of the foregoing. Notwithstanding anything to the contrary contained in this Section 9.6, so long as (a) no Event or Default or Unmatured Event of Default exists or would result from the making of any such distribution, dividend or payment, and (b) Borrowers are in pro forma compliance with each of the financial covenants set forth in Section 10 of this Agreement both before and after giving effect to such payment, (i) BG Staffing, Inc. may declare and pay dividends in respect of its Capital Securities so long as such dividends are in the form of the issuance of stock, warrants, options or other rights or interests (none of which shall have any ‘put’ rights or be subject to mandatory redemption) and do not include cash or notes or other property of BG Staffing, Inc., and (ii) a Borrower may make a distribution or dividend to another Borrower that has granted a first perfected security interest in all of its assets in favor of Lender. Notwithstanding anything to the contrary contained herein, (i) no Borrower shall make any cash Put Payments without the prior written consent of the Lender, and (ii) no Borrower may make any cash interest payments on any Put Notes (as defined in the Securities Purchase Agreement) without the prior written consent of Lender, unless in each case BG Staffing, Inc. has received in cash the amounts necessary to make each such payment from equity capital contributions to BG Staffing, Inc. made for such purpose on terms acceptable to Lender.

9.7           Transactions with Affiliates. No Borrower shall, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer or employee of such Borrower other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of such Borrower and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to such Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of such Borrower. Notwithstanding the foregoing, director, officer and employee compensation (including bonuses and severance) and other benefits (including retirement, health, stock option and other benefit plans and indemnification arrangements) established by the Borrowers in good faith, including, but not limited to the directors fees described in Section 9.6, shall not be prohibited by this Section 9.7.

9.8           Unconditional Purchase Obligations. No Borrower shall enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

9.9           Cancellation of Debt; Prepayment of Debt. No Borrower shall (i) cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business, (ii) prepay, purchase, redeem or otherwise acquire for value prior to the stated maturity thereof all or any part of any Debt of such Borrower or any other Borrower, if any, for borrowed money (other than the Obligations, including, without limitation, Term Loan A and Term Loan B), (iii) amend, modify or supplement in any way, or request any waiver of the provisions of, any instrument providing for or evidencing any Debt of such Borrower or any other Borrower, if any, for borrowed money or constituting the deferred purchase price of property or assets, or (iv) enter into any agreement under which it is responsible for the payment of Management Fees (other than the existing management agreement by and between BG Staffing, Inc. and Taglich).

9.10         Inconsistent Agreements. No Borrower shall enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by such Borrower or any Subsidiary of any of its Obligations hereunder or under any other Loan Document, (b) prohibit such Borrower or any Subsidiary from granting to Lender a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to such Borrower or any other Subsidiary, or pay any Debt owed to Borrower or any other Subsidiary, (ii) make loans or advances to such Borrower or any other Subsidiary, or (iii) transfer any of its assets or properties to such Borrower or any other Subsidiary, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt, and (C) customary provisions in leases and other contracts restricting the assignment thereof.

9.11         Bank Accounts. No Borrower shall establish any new Deposit Accounts or other bank accounts, other than Deposit Accounts or other bank accounts established at or with Lender without the prior written consent of Lender.

9.12         Business Activities; Change of Legal Status and Organizational Documents. No Borrower shall (a) engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto, (b) change its name, its Organizational Identification Number, if it has one, its type of organization, its jurisdiction of organization or other legal structure, or (c) permit its charter, bylaws or other organizational documents to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of Lender.

9.13       Purchase Transaction Documents. No Borrower shall amend or modify, nor permit the amendment or modification of, any of the Purchase Transaction Documents without the prior written consent of Lender.

9.14       Earn Out Payments. No Borrower shall make any Earn Out Payments to any Person unless before and after giving effect to such payment, no Event of Default exists hereunder or under any of the other Loan Documents.

9.15       Securities Purchase Agreement. No Borrower shall amend or modify, nor permit the amendment or modification of, the Securities Purchase Agreement, the Subordination Agreement or any of the other Securities Purchase Agreement Documents, in each case without the prior written consent of Lender.

Section 10.      FINANCIAL COVENANTS.

10.1       Debt Service Coverage Ratio. Borrowers shall not permit the Debt Service Coverage Ratio for the four fiscal quarter period ending in March 2014 and for the four fiscal quarter period ending in each fiscal quarter thereafter, to be less than 1.20 to 1.00.

10.2       Total Funded Indebtedness to Adjusted EBITDA. As of the end of each fiscal quarter of Borrowers for the four fiscal quarter period then ending, Borrowers shall not permit the Total Funded Indebtedness to Adjusted EBITDA Ratio to be greater than the maximum amount set forth below for the corresponding period set forth below:

Four Fiscal Quarters Ended In:	Maximum Ratio
March 2014	3.50 to 1.00
June 2014	3.25 to 1.00
September 2014	3.25 to 1.00
December 2014	3.00 to 1.00
March 2015	3.00 to 1.00
June 2015 and each	2.50 to 1.00
fiscal quarter thereafter

10.3       Adjusted EBITDA. Borrowers shall have, as of the end of each fiscal quarter for the four fiscal quarters then ending, consolidated Adjusted EBITDA of not less than Nine Million Five Hundred Thousand and No/100 Dollars ($9,500,000.00).

10.4       Capital Expenditures. Borrowers shall not incur Capital Expenditures in an amount greater than Five Hundred Thousand and No/100 Dollars ($500,000.00) in the aggregate in any one fiscal year.

Section 11.      EVENTS OF DEFAULT.

Borrowers, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”).

11.1         Nonpayment of Obligations. Any amount due and owing on any Note or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid when due.

11.2         Misrepresentation. Any oral or written warranty, representation, certificate or statement of any Obligor in this Agreement, the other Loan Documents or any other agreement with Lender shall be false when made or at any time thereafter, or if any financial data or any other information now or hereafter furnished to Lender by or on behalf of any Obligor shall prove to be false, inaccurate or misleading in any material respect.

11.3         Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement and, if capable of being cured, such failure to perform or default in performance continues for a period of thirty (30) days after a Borrower receives notice or knowledge from any source of such failure to perform or default in performance (provided, however, if such default is incapable of being cured despite Borrowers’ good faith diligent efforts to do so within such thirty (30) day period, such cure period shall be extended for a reasonable period of time, but in no event greater than an additional fifteen (15) days beyond the initial thirty (30) day period), or in the other Loan Documents or any other agreement with Lender and such failure to perform or default in performance continues beyond any applicable grace or cure period.

11.4         Default under Loan Documents. A default under any of the other Loan Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

11.5         Default under Other Debt. Any default by any Obligor in the payment of any Debt for any other obligation beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

11.6         Other Material Obligations. Any default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Obligor with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

11.7         Bankruptcy, Insolvency, etc. Any Obligor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Obligor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or for a substantial part of the property of any thereof; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor; or any Obligor takes any action to authorize, or in furtherance of, any of the foregoing.

11.8         Judgments. The entry of any final judgment, decree, levy, attachment, garnishment or other process in excess of $100,000 in the aggregate, or the filing of any Lien against any Obligor which is not fully covered by insurance, and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, (i) bonded over to the satisfaction of Lender and appealed, (ii) vacated, or (iii) discharged.

11.9         Change in Control. The occurrence of any Change in Control, or the transfer of any interest in, the pledge of, or conveyance of any of the Capital Securities of any Borrower other than a pledge in favor of Lender.

11.10       Collateral Impairment. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against, any of the Collateral or any collateral under a separate security agreement securing any of the Obligations, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any deterioration or impairment of any of the Collateral or any of the collateral under any security agreement securing any of the Obligations, or any decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of Lender acting in good faith, to become unsatisfactory as to value or character, or which causes Lender to reasonably believe that it is insecure and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence. The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by Borrowers to do any act deemed necessary by Lender to preserve and maintain the value and collectability of the Collateral.

11.11       Reserved.

11.12       Rate Management Obligations. Nonpayment by any Borrower of any Rate Management Obligation when due or the breach by any Borrower of any term, provision or condition contained in any Rate Management Agreement.

11.13       Default under Securities Purchase Agreement. The occurrence of any default or event of default under the Securities Purchase Agreement or any of the other Securities Purchase Agreement Documents.

11.14       Subordination Agreement. The subordination provisions of the Subordination Agreement or the Securities Purchase Agreement Documents shall for any reason be revoked or invalid or otherwise cease to be in full force and effect, or any Borrower or Legg Mason/Brookside Pecks (or any one or more of them) shall contest in any manner in any judicial proceeding, the validity or enforceability of the Subordination Agreement or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by the Subordination Agreement.

SECTION 12. REMEDIES.

Upon the occurrence of an Event of Default, Lender shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, Lender may, at its option upon the occurrence of an Event of Default, declare its commitments to Borrowers to be terminated and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under Section 11.7, all commitments of Lender to Borrowers shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of Lender. Each Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Lender’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any of Borrower or of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing:

12.1         Possession and Assembly of Collateral. Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which Lender already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of Borrowers’ premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and Lender shall have the right to store and conduct a sale of the same in any of Borrowers’ premises without cost to Lender. At Lender’s request, each Borrower will, at such Borrower’s sole expense, assemble the Collateral and make it available to Lender at a place or places to be designated by Lender which is reasonably convenient to Lender and such Borrower.

12.2         Sale of Collateral. Lender may sell any or all of the Collateral at public or private sale, upon such terms and conditions as Lender may deem proper, and Lender may purchase any or all of the Collateral at any such sale. Each Borrower acknowledges that Lender may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers. Each Borrower consents to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale. Lender shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Lender may apply the net proceeds, after deducting all costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of any Note and/or any of the other Obligations, returning the excess proceeds, if any, to such Borrower. Borrowers shall remain liable for any amount remaining unpaid after such application, with interest at the Default Rate. Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by Lender at least ten (10) calendar days before the date of such disposition. Each Borrower hereby confirms, approves and ratifies all acts and deeds of Lender relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against Lender or its representatives, by reason of taking, selling or collecting any portion of the Collateral. Each Borrower consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as Lender shall deem appropriate. Each Borrower expressly absolves Lender from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement.

12.3         Standards for Exercising Remedies. To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for Lender (a) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work-in-process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other Persons, whether or not in the same business as such Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including any warranties of title, (k) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Lender in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in Lender’s exercise of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to Borrowers or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

12.4         UCC and Offset Rights. Lender may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and Lender, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys’ and paralegals’ fees, and in such order of application as Lender may, from time to time, elect, any indebtedness of Lender to any Obligor, however created or arising, including balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to Lender. Each Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit Lender in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from Lender to any Obligor.

12.5         Additional Remedies. Lender shall have the right and power to:

(a)          instruct Borrowers, at their own expense, to notify any parties obligated on any of the Collateral, including any Account Debtors, to make payment directly to Lender of any amounts due or to become due thereunder, or Lender may directly notify such obligors of the security interest of Lender, and/or of the assignment to Lender of the Collateral and direct such obligors to make payment to Lender of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such Persons obligated thereon;

(b)          enforce collection of any of the Collateral, including any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c)          take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d)          extend, renew or modify for one or more periods (whether or not longer than the original period) any Note, any other of the Obligations, any obligation of any nature of any other obligor with respect to any Note or any of the Obligations;

(e)          grant releases, compromises or indulgences with respect to any Note, any of the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to any Note or any of the Obligations;

(f)          transfer the whole or any part of securities which may constitute Collateral into the name of Lender or Lender’s nominee without disclosing, if Lender so desires, that such securities so transferred are subject to the security interest of Lender, and any corporation, association, or any of the managers or trustees of any trust issuing any of such securities, or any transfer agent, shall not be bound to inquire, in the event that Lender or such nominee makes any further transfer of such securities, or any portion thereof, as to whether Lender or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g)          vote the Collateral;

(h)          make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of Lender as set forth herein shall not, in any manner whatsoever, impair or affect the liability of Borrowers hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive Lender’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, Borrowers, any guarantor or other Person liable to Lender for the Obligations; and

(i)          at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or Lender’s rights hereunder, under any Note or under any of the other Obligations.

Each Borrower hereby ratifies and confirms whatever Lender may do with respect to the Collateral and agrees that Lender shall not be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral.

12.6         Attorney-in-Fact. Each Borrower hereby irrevocably makes, constitutes and appoints Lender (and any officer of Lender or any Person designated by Lender for that purpose) as such Borrower’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in such Borrower’s name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as Lender may require to perfect and preserve Lender’s security interest in, and to enforce such interests in the Collateral, and (iii) after the occurrence of an Event of Default, carry out any remedy provided for in this Agreement, including endorsing such Borrower’s name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of such Borrower, changing the address of such Borrower to that of Lender, opening all envelopes addressed to such Borrower and applying any payments contained therein to the Obligations. Each Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. Each Borrower hereby ratifies and confirms all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

12.7         No Marshaling. Lender shall not be required to marshal any present or future collateral security (including this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, each Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Lender’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Borrower hereby irrevocably waives the benefits of all such laws.

12.8         Application of Proceeds. Lender will within three (3) Business Days after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. Lender shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon Borrowers. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto hereby agree that all such payments and such credits (other than scheduled payments of interest on Term Loan B, any mandatory prepayments of Term Loan B as set forth in Section 2.3(d), and any permitted prepayments of Term Loan B designated as such as set forth in Section 2.3(e)) shall first be applied to all Obligations other than Term Loan B until all of such Obligations are paid in full, and then to Term Loan B. Any proceeds of any disposition by Lender of all or any part of the Collateral may be first applied by Lender to the payment of expenses incurred by Lender in connection with the Collateral, including attorneys’ fees and legal expenses as provided for in Section 13 hereof.

12.9         No Waiver. No Event of Default shall be waived by Lender except in writing. No failure or delay on the part of Lender in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of Lender to exercise any remedy available to Lender in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. Each Borrower agrees that in the event that such Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with Lender, no remedy of law will provide adequate relief to Lender, and further agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 13.         MISCELLANEOUS.

13.1         Obligations Absolute. None of the following shall affect the Obligations of Borrowers to Lender under this Agreement or Lender’s rights with respect to the Collateral:

(a)          acceptance or retention by Lender of other property or any interest in property as security for the Obligations;

(b)          release by Lender of any of: any of the Borrowers or of all or any part of the Collateral or of any party liable with respect to the Obligations;

(c)          release, extension, renewal, modification or substitution by Lender of any Note, or any note evidencing any of the Obligations; or

(d)          failure of Lender to resort to any other security or to pursue a Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

13.2         Entire Agreement. This Agreement and the other Loan Documents (i) are valid, binding and enforceable against Borrowers and Lender in accordance with their respective provisions and no conditions exist as to their legal effectiveness; (ii) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof; and (iii) are the final expression of the intentions of Borrowers and Lender. No promises, either expressed or implied, exist between Borrowers and Lender, unless contained herein or therein. This Agreement, together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents are the result of negotiations among Lender, Borrowers and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against Lender merely because of Lender’s involvement in their preparation.

13.3         Amendments. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.4         WAIVER OF DEFENSES. EACH BORROWER WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH SUCH BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY LENDER IN ENFORCING THIS AGREEMENT. PROVIDED LENDER ACTS IN GOOD FAITH, SUCH BORROWER RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWERS.

13.5         FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

13.6         WAIVER OF JURY TRIAL. LENDER AND BORROWERS, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH LENDER AND BORROWERS ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO BORROWERS.

13.7         Assignability. Lender may at any time assign Lender’s rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer Lender’s rights in any or all of the Collateral, and Lender thereafter shall be relieved from all liability with respect to such Collateral. In addition, Lender may at any time sell one or more participations in the Loans. No Borrower may sell or assign this Agreement, or any other agreement with Lender or any portion thereof, either voluntarily or by operation of law, without the prior written consent of Lender. This Agreement shall be binding upon Lender and Borrowers and their respective legal representatives and successors. All references herein to Borrower or Borrowers shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term “Borrower” and “Borrowers” shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

13.8         Confirmations. Borrowers and Lender agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under such Note.

13.9         Confidentiality. Lender agrees to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by Borrowers and designated as confidential, except that Lender may disclose such information (a) to Persons employed or engaged by Lender in evaluating, approving, structuring or administering the Loans; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 13.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Lender is a party; (f) to any nationally recognized rating agency that requires access to information about Lender’s investment portfolio in connection with ratings issued with respect to Lender; (g) to any Affiliate of Lender who may provide Bank Products to Borrower or any Subsidiary, or (h) that ceases to be confidential through no fault of Lender.

13.10         Binding Effect. This Agreement shall become effective upon execution by Borrowers and Lender. If this Agreement is not dated or contains any blanks when executed by Borrowers, Lender is hereby authorized, without notice to Borrowers, to date this Agreement as of the date when it was executed by Borrowers, and to complete any such blanks according to the terms upon which this Agreement is executed.

13.11         Governing Law. This Agreement, the Loan Documents and any Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks) applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

13.12         Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.13         Survival of Borrowers’ Representations. All covenants, agreements, representations and warranties made by Borrowers herein shall, notwithstanding any investigation by Lender, be deemed material and relied upon by Lender and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of any Note, and shall be deemed to be continuing representations and warranties until such time as Borrowers have fulfilled all of its Obligations to Lender, and Lender has been indefeasibly paid in full in cash. Lender, in extending financial accommodations to Borrowers, is expressly acting and relying on the aforesaid representations and warranties.

13.14         Extensions of Lender’s Commitment. This Agreement shall secure and govern the terms of (i) any extensions or renewals of Lender’s commitment hereunder, and (ii) any replacement note executed by Borrowers and accepted by Lender in its sole and absolute discretion in substitution for any Note.

13.15         Time of Essence. Time is of the essence in making payments of all amounts due Lender under this Agreement and in the performance and observance by Borrowers of each covenant, agreement, provision and term of this Agreement.

13.16         Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by Lender shall be deemed to be originals thereof.

13.17         Notices. Except as otherwise provided herein, each Borrower waives all notices and demands in connection with the enforcement of Lender’s rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing and addressed as follows:

If to Borrowers:	BG Staffing, Inc.
BG Staffing, LLC
BG Personnel Services, LP
BG Personnel, LP
B G Staff Services Inc.
5000 Legacy Drive, Suite 350
Plano, Texas 75024
Attention: L. Allen Baker, Jr.

with a copy to:	Norton Rose Fulbright
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Brett H. Todd, Esq.

If to Lender:	Fifth Third Bank
222 South Riverside Plaza, 29th Floor
Chicago, Illinois 60606
Attention: Ingrid H. Deroubaix

and

Fifth Third Mezzanine Finance
222 South Riverside Plaza, 30th Floor
Chicago, Illinois 60606
Attention: Clayton A. Bruce

with a copy to:	Dykema Gossett PLLC
10 South Wacker Drive, Suite 2300
Chicago, Illinois 60606
Attention: Diana Y. Tsai, Esq.

and

Vorys, Sater, Seymour and Pease LLP

301 East Fourth Street, Suite 3500

Great American Tower

Cincinnati, Ohio 45202

Attention: Hani R. Kallas, Esq.

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. All notices addressed as above shall be deemed to have been properly given (i) if served in person, upon acceptance or refusal of delivery; (ii) if mailed by certified or registered mail, return receipt requested, postage prepaid, on the third (3rd) day following the day such notice is deposited in any post office station or letter box; or (iii) if sent by recognized overnight courier, on the first (1st) day following the day such notice is delivered to such carrier. No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances.

13.18         Release of Claims Against Lender. In consideration of Lender making the Loans, Borrowers and all other Obligors do each hereby release and discharge Lender of and from any and all claims, harm, injury, and damage of any and every kind, known or unknown, legal or equitable, which any Obligor may have against Lender from the date of their respective first contact with Lender until the date of this Loan Agreement, including any claim arising from any reports (environmental reports, surveys, appraisals, etc.) prepared by any parties hired or recommended by Lender. Borrowers and all other Obligors confirm to Lender that they have reviewed the effect of this release with competent legal counsel of their choice, or have been afforded the opportunity to do so, prior to execution of this Agreement and the Loan Documents and do each acknowledge and agree that Lender is relying upon this release in extending the Loans to Borrowers.

13.19         Costs, Fees and Expenses. Borrowers shall pay or reimburse Lender for all reasonable costs, fees and expenses incurred by Lender or for which Lender becomes obligated in connection with the negotiation, preparation, consummation, collection of the Obligations or enforcement of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including reasonable consultants’ fees and attorneys’ fees and time charges of counsel to Lender, which shall also include attorneys’ fees and time charges of attorneys who may be employees of Lender or any Affiliate of Lender, plus costs and expenses of such attorneys or of Lender; search fees, costs and expenses; and all taxes payable in connection with this Agreement or the other Loan Documents, whether or not the transaction contemplated hereby shall be consummated. In furtherance of the foregoing, Borrowers shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement, any Note and the other Loan Documents to be delivered hereunder, and agrees to save and hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by Borrowers to Lender pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by Borrowers to Lender on demand. If at any time or times hereafter Lender: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent Lender in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by Lender, Borrowers, or any other Person) in any way or respect relating to this Agreement, the other Loan Documents or Borrowers’ business or affairs, or (iii) to enforce any rights of Lender against Borrowers or any other Person that may be obligated to Lender by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral; and/or (c) attempts to or enforces any of Lender’s rights or remedies under the Agreement or the other Loan Documents, the costs and expenses incurred by Lender in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by Borrowers to Lender on demand.

13.20         Indemnification. Borrowers agree to defend (with counsel satisfactory to Lender), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of any Indemnified Party), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including securities laws, Environmental Laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of Lender’s rights and remedies under this Agreement, the Loan Documents, any Note, any other instruments and documents delivered hereunder, or under any other agreement between Borrowers and Lender; provided, however, that Borrowers shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrowers shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by Borrowers, shall be added to the Obligations of Borrowers and be secured by the Collateral. The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

13.21         Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Obligor or the transfer to Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lender, the Obligations shall automatically be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

13.22         Customer Identification - USA Patriot Act Notice. Lender hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes the name and address of Borrowers and such other information that will allow Lender to identify Borrowers in accordance with the Act.

13.23         Joint and Several Liability.

(a)          Notwithstanding anything to the contrary contained herein, all Obligations of each Borrower hereunder shall be joint and several obligations of Borrowers.

(b)          Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Obligations of Borrowers and the liens and security interests granted by Borrowers to secure the Obligations, not constitute a “Fraudulent Conveyance” (as defined below). Consequently, Lender and Borrowers agree that if the Obligations of a Borrower, or any liens or security interests granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Obligations of such Borrower and the liens and security interests securing such Obligations shall be valid and enforceable only to the maximum extent that would not cause such Obligations or such lien or security interest to constitute a Fraudulent Conveyance, and the Obligations of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(c)          Each Borrower assumes responsibility for keeping itself informed of the financial condition of the each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Borrowers’ Obligations and of all other circumstances bearing upon the risk of nonpayment by such other Borrowers of their Obligations and each Borrower agrees that Lender shall not have any duty to advise such Borrower of information known to Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, Lender shall not be under any obligation to update any such information or to provide any such information to such Borrower on any subsequent occasion.

(d)          Lender is hereby authorized, without notice or demand and without affecting the liability of a Borrower hereunder, to, at any time and from time to time, (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to a Borrower’s Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by a Borrower and delivered to Lender; (ii) accept partial payments on a Borrower’s Obligations; (iii) take and hold security or collateral for the payment of a Borrower’s Obligations hereunder or for the payment of any guaranties of a Borrower’s Obligations or other liabilities of a Borrower and exchange, enforce, waive and release any such security or collateral; (iv) apply such security or collateral and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine; and (v) settle, release, compromise, collect or otherwise liquidate a Borrower’s Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of the other Borrowers. Lender shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and such determination shall be binding on such Borrower. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of a Borrower’s Obligations as Lender shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of the other Borrowers.

(e)          Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect a Borrower’s Obligations from any Borrower or any guarantor or other action to enforce the same; (ii) the waiver or consent by Lender with respect to any provision of any instrument evidencing Borrowers’ Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Lender; (iii) failure by Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for Borrowers’ Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Lender’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by any Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Lender’s claim(s) for repayment of any of Borrowers’ Obligations; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(f)          No payment made by or for the account of a Borrower including, without limitations, (i) a payment made by such Borrower on behalf of another Borrower’s Obligations or (ii) a payment made by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

13.24         Cross-Guaranty.

(a)          Each Borrower acknowledges and agrees that they are providing a cross-guaranty of the obligations of each other Borrower under this Agreement and as such, each Borrower may be sometimes referred to as a “Cross-Guarantor” and collectively, as the “Cross-Guarantors.” Without limiting the generality of the foregoing, and unless and until all Obligations have been paid and satisfied in full, and Lender has released, transferred or disposed of all of its rights, title and interest in any Collateral or security, each Cross-Guarantor agrees that such Cross-Guarantor shall have (i) no right of subrogation against any other Borrower, any other Cross-Guarantor or any Guarantor, (ii) no right of subrogation against any Collateral or security provided for in the Loan Documents and (iii) no right of contribution against any other Borrower, Cross-Guarantor or Guarantor. To the extent the waiver of such Cross-Guarantor’s rights of subrogation, reimbursement and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, such Cross-Guarantor’s rights of subrogation and reimbursement against any other Borrower and such Cross-Guarantor’s rights of subrogation against any Collateral or security, shall be junior and subordinate to any rights Lender may have against any other Borrower, other Cross-Guarantor or any Guarantor and to all rights, title and interest Lender may have in such Collateral or security, and such Cross-Guarantor’s rights of contribution against the other Borrowers, Cross-Guarantors and any Guarantors shall be junior and subordinate to any rights Lender may have against the other Borrowers, Cross-Guarantors or Guarantors.

(b)          Lender may use, sell or dispose of any item of Collateral or security as they exercise rights granted in the Loan Documents without regard to such Cross-Guarantor’s subrogation and contribution rights, and upon disposition or sale, of any item, any and all rights of such Cross-Guarantors relating to such item shall terminate.

(c)          Each Cross-Guarantor waives all rights and defenses that such Cross-Guarantor may have because another Borrower’s, another Cross-Guarantor’s or any Guarantor’s debt is secured by Collateral. This means, among other things:

(i)          Lender may collect from each Cross-Guarantor without first foreclosing on any personal property Collateral pledged by any other Borrower, Cross-Guarantor or other Guarantor.

(ii)         If Lender forecloses on any Collateral pledged by any Borrower, any Cross-Guarantor or any other Guarantor: (A) the amount of the debt may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the Collateral is worth more than the sale price, and (B) Lender may collect from each Cross-Guarantor even if Lender, by foreclosing on the Collateral, have destroyed any right such Cross-Guarantor may have to collect from the other Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses Cross-Guarantors may have because another Borrower’s, another Cross-Guarantor’s or another Guarantor’s debt is secured by the Collateral.

(d)          Each Cross-Guarantor waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Loans, has destroyed such Cross-Guarantor’s rights of subrogation and reimbursement against another Borrower, another Cross-Guarantor or any Guarantor by operation of applicable law or otherwise.

(e)          No Cross-Guarantor’s liability hereunder shall be limited or affected in any way by any impairment or any diminution or loss of value of any security or Collateral for the Loans, Lender’s failure to perfect a security interest in such security or Collateral or any disability or other defense of any other Borrower, any other Cross-Guarantor or any other Guarantor.

(f)          Each Cross-Guarantor agrees that Lender may enforce this Agreement and the other Loan Documents against such Cross-Guarantor without the necessity of resorting to or exhausting any security or Collateral (including, without limitation, pursuant to a judicial or nonjudicial foreclosure) and without the necessity of proceeding against any other Borrower, any other Cross-Guarantor or any of the Guarantors. Each Cross-Guarantor hereby waives any right to require Lender (i) to proceed against any other Borrower, any other Cross-Guarantor or any Guarantor, (ii) to foreclose any lien on any real or personal property, (iii) to exercise any right or remedy under the Loan Documents, or (iv) to pursue any other remedy or to enforce any other right.

(g)          Each Cross-Guarantor agrees that nothing contained herein shall prevent Lender from suing on any Note or from exercising any rights available to them thereunder or under any of the Loan Documents and that the exercise of any of the aforesaid rights shall not constitute a legal or equitable discharge of such Cross-Guarantor. Each Cross-Guarantor understands that the exercise by the Lender of certain rights and remedies contained in the Loan Documents (such as a nonjudicial foreclosure) may affect or eliminate such Cross-Guarantor’s right of subrogation against another Borrower, another Cross-Guarantor or any Guarantor and that such Cross-Guarantor may therefore incur a partially or totally nonreimbursable liability hereunder. Nevertheless, each Cross-Guarantor authorizes and empowers Lender to exercise, in their sole discretion, any rights and remedies, or any combination thereof, which may then be available to Lender, since it is the intent and purpose of each Cross-Guarantor that the obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Each Cross-Guarantor expressly waives any defense (which defense, if such Cross-Guarantor had not given this waiver, it might otherwise have) to a judgment against such Cross-Guarantor by reason of a nonjudicial foreclosure sale. Notwithstanding any foreclosure of the Lien of any Loan Document with respect to any or all of the real or personal property secured thereby, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by an acceptance of a deed in lieu of foreclosure, each Cross-Guarantor shall remain bound under the cross-guaranty contained in this Section 13.24.

(h)          No provision of this Agreement shall be construed as limiting the generality for any of the covenants and waivers set forth in this Section 13.24.

13.25         Appointment of BG Staffing, Inc.. Each Borrower hereby appoints BG Staffing, Inc. to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (a) BG Staffing, Inc. may execute such documents for itself and on behalf of such other Borrower as BG Staffing, Inc. deems appropriate in its sole discretion and each Borrower shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by Lender to BG Staffing, Inc. shall be deemed delivered to each Borrower, and (c) Lender may accept, and be permitted to rely on, any document, instrument or agreement executed by BG Staffing, Inc. on behalf of itself and each other Borrower.

13.26         Lender References. All references to “Fifth Third Bank, an Ohio banking corporation”, “Fifth Third Bank, an Ohio banking corporation through its Mezzanine Finance Group”, “Fifth Third Bank”, and “Fifth Third Bank (through its Mezzanine Finance Group)” in this Agreement and all other Loan Documents shall mean the one and same bank and legal entity, namely Fifth Third Bank, an Ohio banking corporation.

13.27         Amendment and Restatement. This Agreement amends and restates in its entirety the Existing Loan Agreement, and, upon effectiveness of this Agreement, the terms and provisions of the Existing Loan Agreement shall, subject to this Section 13.27, be superseded hereby.  All references to the “Loan Agreement” contained in any of the Loan Documents executed in connection with the Existing Loan Agreement shall be deemed to refer to this Agreement.  Notwithstanding the amendment and restatement of the Existing Loan Agreement by this Agreement, the “Obligations” (as defined under the Existing Loan Agreement) outstanding under the Existing Loan Agreement as of this date shall remain outstanding and constitute continuing Obligations hereunder.  Such outstanding Obligations and the liens securing payment thereof shall in all respects be continuing, and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations.  In furtherance of and without limiting the foregoing, from and after the date hereof and except as expressly specified herein, the terms, conditions, and covenants governing the Obligations outstanding under the Existing Loan Agreement shall be solely as set forth in this Agreement, which shall supersede the Existing Loan Agreement in its entirety. In addition to the foregoing, nothing herein shall be construed as having the effect of terminating or releasing the liens and security interests granted pursuant to the Existing Loan Agreement. Instead, it is the express intention of Borrowers to reaffirm such grants as valid and enforceable security interests and liens which originally attached to the Collateral pursuant to the Existing Security Agreement and are continuing in favor of Lender under this Agreement. Neither the execution and delivery of this Agreement nor any of the terms hereof shall be deemed to adversely affect any of the liens and security interests in favor of Lender under the Existing Loan Agreement, as amended and restated hereby.

13.28         Colorado Limited Partnerships.

(a)          Each Borrower hereby represents and warrants to Lender that BG Personnel Services, LP, a Colorado limited partnership, does not conduct any business nor own any assets. Borrowers hereby covenant and agree that within sixty (60) days after the date hereof, they shall (i) cause BG Personnel Services, LP, a Colorado limited partnership, to be dissolved which shall include filing a Statement of Dissolution with the Secretary of State of Colorado, (ii) provide evidence of such dissolution and such filed Statement of Dissolution to Lender, and (iii) if necessary, cause BG Personnel Services to qualify to do business as a foreign entity in Colorado which shall include filing a Statement of Foreign Entity Authority with the Secretary of State of Colorado.

(b)          Each Borrower hereby represents and warrants to Lender that BG Personnel, LP, a Colorado limited partnership, does not conduct any business nor own any assets. Borrowers hereby covenant and agree that within sixty (60) days after the date hereof, they shall (i) cause BG Personnel, LP, a Colorado limited partnership, to be dissolved which shall include filing a Statement of Dissolution with the Secretary of State of Colorado, (ii) provide evidence of such dissolution and such filed Statement of Dissolution to Lender, and (iii) if necessary, cause BG Personnel to qualify to do business as a foreign entity in Colorado which shall include filing a Statement of Foreign Entity Authority with the Secretary of State of Colorado.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, Borrowers and Lender have executed this Amended and Restated Loan and Security Agreement as of the date first above written.

BORROWERS:

BG STAFFING, INC., a Delaware corporation, f/k/a LTN Staffing, LLC, a Delaware limited liability company

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

BG STAFFING, LLC, a Delaware limited liability company

By:	BG Staffing, Inc., a Delaware corporation, f/k/a LTN Staffing, LLC, a Delaware limited liability company
Its:	Sole Member

	By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

BG PERSONNEL SERVICES, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company
Its:	General Partner

	By:	BG Staffing, Inc., a Delaware corporation, f/k/a LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief Executive Officer

BG PERSONNEL, LP, a Texas limited partnership

By:	BG Staffing, LLC, a Delaware limited liability company,
Its:	General Partner

	By:	BG Staffing, Inc., a Delaware corporation, f/k/a LTN Staffing, LLC, a Delaware limited liability company
	Its:	Sole Member

		By:	/s/ L. Allen Baker, Jr.
		Name:	L. Allen Baker, Jr.
		Title:	President and Chief Executive Officer

B G STAFF SERVICES INC., a Texas corporation

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and Chief Executive Officer

LENDER:

FIFTH THIRD BANK, an Ohio banking corporation, successor by merger with Fifth Third Bank, a Michigan banking corporation

By:	/s/ David. L. Mistic
Name:	David L. Mistic
Title:	Vice President

By:	/s/ Clayton A. Bruce
Name:	Clayton A. Bruce
Title:	Vice President

EXHIBIT A

CERTAIN DEFINITIONS PERTAINING TO THE COMPOUNDING DEFERRED FEE

1.          General Definitions.

“CDF Rate” means 1.5% per annum (calculated on the basis of a year of 360 days and the actual number of days elapsed); provided that, at any time during which Term Loan B bears interest at the Default Rate, then the foregoing percentage shall automatically be increased by 2% per annum.

“Compounding Deferred Fee” means, as of any date of determination (the “Applicable Date”), the outstanding sum of the following three components (all as determined by Lender in accordance with this Agreement):

(a)          (i)           if the Applicable Date occurs on or after the Closing Date but prior to the First Annual Determination Date, an amount equal to zero Dollars solely for purposes of this clause (a);

(ii)         if the Applicable Date occurs on or after the First Annual Determination Date but prior to the Second Annual Determination Date, an amount equal to the First End of Year Balance;

(iii)        if the Applicable Date occurs on or after the Second Annual Determination Date but prior to the Third Annual Determination Date, an amount equal to the Second End of Year Balance; or

(iv)        if the Applicable Date occurs on or after the Third Annual Determination Date but prior to the Fourth Annual Determination Date, an amount equal to the Third End of Year Balance; plus

(b)          if the Applicable Date occurs on an Interim Determination Date, the Interim Accrued CDF Amount determined in accordance with this Agreement as of such Interim Determination Date; and plus

(c)           if the Applicable Date occurs on an Interim Determination Date that is after the First Annual Determination Date, the Interim Compounded CDF Amount determined in accordance with this Agreement as of such Interim Determination Date.

“Compounding Rate” means 11.00% per annum (calculated on the basis of a year of 360 days and the actual number of days elapsed); provided that, at any time during which this Agreement bears interest at the Default Rate, then the foregoing percentage shall automatically be increased by 2% per annum.

2.          Annual Determination Definitions.

“Annual Determination Date” means each of, and collectively, the First Annual Determination Date, the Second Annual Determination Date, the Third Annual Determination Date and the Fourth Annual Determination Date. As used herein:

(a)          the “First Annual Determination Date” is the date that is one day prior to the one year anniversary of the Closing Date;

(b)          the “Second Annual Determination Date” is the date that is one day prior to the second year anniversary of the Closing Date;

(c)          the “Third Annual Determination Date” is the date that is one day prior to the third year anniversary of the Closing Date; and

(d)          the “Fourth Annual Determination Date” is the date that is one day prior to the fourth year anniversary of the Closing Date;

“Annual Period” means, as applicable:

(a)          with respect to the First Annual Determination Date, the period commencing on the Closing Date through, and including, the First Annual Determination Date;

(b)          with respect to the Second Annual Determination Date, the period commencing on the day immediately succeeding the First Annual Determination Date through, and including, the Second Annual Determination Date;

(c)          with respect to the Third Annual Determination Date, the period commencing on the day immediately succeeding the Second Annual Determination Date through, and including, the Third Annual Determination Date; and

(d)          with respect to the Fourth Annual Determination Date, the period commencing on the day immediately succeeding the Third Annual Determination Date through, and including, the Fourth Annual Determination Date;

“Accrued CDF Amount” means, as of the applicable Annual Determination Date for the Annual Period then ended, the product of: (a) the average daily outstanding balance of Term Loan B during such Annual Period, multiplied by (b) the CDF Rate. The Accrued CDF Amount shall be calculated in accordance with Column F of the CDF Exhibit, and if there is any conflict, ambiguity, or inconsistency, in Lender’s judgment, between the terms of this Agreement and the CDF Exhibit, then the terms of the CDF Exhibit will control.

“Compounded CDF Amount” means, as of the applicable Annual Determination Date for the number of days actually elapsed in the Annual Period then ended, the product of:

(a)         (i) if such Annual Determination Date is the Second Annual Determination Date, an amount equal to the First End of Year Balance; (ii) if such Annual Determination Date is the Third Annual Determination Date, an amount equal to the Second End of Year Balance; and (iii) if such Annual Determination Date is the Fourth Annual Determination Date, an amount equal to the Third End of Year Balance;

multiplied by

(b)         the Compounding Rate.

The Compounded CDF Amount shall be calculated in accordance with Column G of the CDF Exhibit, and if there is any conflict, ambiguity, or inconsistency, in Lender’s judgment, between the terms of this Agreement and the CDF Exhibit, then the terms of the CDF Exhibit will control.

3.          End of Year Balance Definitions.

“First End of Year Balance” means the Accrued CDF Amount for the Annual Period ending on the First Annual Determination Date.

“Second End of Year Balance” means the sum of: (a) the First End of Year Balance, plus (b) the Accrued CDF Amount for the Annual Period ending on the Second Annual Determination Date, plus (c) the Compounded CDF Amount for the Annual Period ending on the Second Annual Determination Date.

“Third End of Year Balance” means the sum of: (a) the Second End of Year Balance, plus (b) the Accrued CDF Amount for the Annual Period ending on the Third Annual Determination Date, plus (c) the Compounded CDF Amount for the Annual Period ending on the Third Annual Determination Date.

“Fourth End of Year Balance” means the sum of: (a) the Third End of Year Balance, plus (b) the Accrued CDF Amount for the Annual Period ending on the Fourth Annual Determination Date, plus (c) the Compounded CDF Amount for the Annual Period ending on the Fourth Annual Determination Date.

4.          Interim Determination Definitions.

“Interim Determination Date” means the date on which Term Loan B is paid in full, if such date occurs on a day other than an Annual Determination Date.

“Interim Period” means, with respect to any Interim Determination Date, the period commencing on the day immediately succeeding the Annual Determination Date most recently occurred through, and including, such Interim Determination Date.

“Interim Accrued CDF Amount” means, as of the applicable Interim Determination Date for the number of days actually elapsed in the Interim Period then ended, the product of: (a) the average daily outstanding balance of Term Loan B during such Interim Period (provided, that if an optional partial prepayment is being made, then only the amount being prepaid), multiplied by (b) the CDF Rate.

“Interim Compounded CDF Amount” means, as of the applicable Interim Determination Date for the number of days actually elapsed in the Interim Period then ended, the product of:

(a)          (i)         if such Interim Determination Date occurs after the First Annual Determination Date but prior to the Second Annual Determination Date, an amount equal to the First End of Year Balance;

(ii)       if such Interim Determination Date occurs after the Second Annual Determination Date but prior to the Third Annual Determination Date, an amount equal to the Second End of Year Balance;

(iii)       if such Interim Determination Date occurs after the Third Annual Determination Date but prior to the Fourth Annual Determination Date, an amount equal to the Third End of Year Balance;

multiplied by

(b)        the Compounding Rate.

EXHIBIT B

EXAMPLE OF COMPOUNDING DEFERRED FEE

BG Staffing, Inc.
Assumed Funding Date		12/31/2013
Assumed Payoff Date		12/31/2017
Note Amount		$ 8,000,000
CDF Fee		1.50%			CDF Rate Factor		0.004167%
Compounding Rate		11.00%			Effective Daily Rate		0.030556%
	Starting Date	Ending Date		Balance	Accrued Portion of Fee	Compounded Portion of Fee	EOY Balance
Year 1	12/31/2013	12/30/2014	365	$8,000,000.00	$121,666.67

YEAR 1 TOTAL		12/30/2014			$121,666.67	$-	$121,666.67

Year 2	12/31/2014	12/30/2015	365	$8,000,000.00	$121,666.67

YEAR 2 TOTAL		12/30/2015			$121,666.67	$13,569.21	$256,902.55

Year 3	12/31/2015	12/30/2016	366	$8,000,000.00	$122,000.00

YEAR 3 TOTAL		12/30/2016			$122,000.00	$28,730.27	$407,632.81

Year 4	12/31/2016	12/30/2017	365	$8,000,000.00	$121,666.67

YEAR 4 TOTAL		12/30/2017			$121,666.67	$45,462.38	$574,761.86

					$487,000.00	$87,761.86	$574,761.86
							$574,761.86

SCHEDULE 7.7

Intellectual Property

Owner	Trademark	Registration No.	Serial No.	Filing Date	Registration Date
BG Personnel Services, LP	BG PERSONNEL SERVICES	2189451	75351490	9/4/1997	9/15/1998
BG Staffing, Inc.	INSTAFF	3930355	76703842	7/20/2010	3/15/2011
BG Staffing, Inc.	TRIANCE	3934652	76701303	1/21/2010	3/22/2011
BG Staffing, Inc.	TRIANCE & Design	4038738	76703844	7/20/2010	10/11/2011

SCHEDULE 7.9

Litigation

None

SCHEDULE 7.23

Place of Business

5000 Legacy Drive
Suite 350
Plano, TX 75024

SCHEDULE 7.27

Members of the Board of Directors

Douglas E. Hailey

Richard L. Baum, Jr.

L. Allen Baker, Jr.

SCHEDULE 9.1

Debt

None

SCHEDULE 9.2

Permitted Liens

None

SCHEDULE 9.3

Investments

None